                                                                  Execution Copy

================================================================================

                            ASSET PURCHASE AGREEMENT

                                      among

               aaiPHARMA INC., aaiPHARMA LLC, AAI PROPERTIES, INC.

                                       and

                             MAYNE PHARMA (USA) INC.

                          dated as of February 27, 2004

================================================================================

                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

Section 1.01      Defined Terms.................................................     1
Section 1.02      Construction of Certain Terms and Phrases.....................    12

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

Section 2.01      Purchase and Sale of Assets...................................    13
Section 2.02      Assignability and Consents....................................    13

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

Section 3.01      Assumption of Assumed Liabilities.............................    14

                                   ARTICLE IV

                           PURCHASE PRICE AND PAYMENT

Section 4.01      Purchase Price................................................    14

                                    ARTICLE V

                                     CLOSING

Section 5.01      Time and Place................................................    15
Section 5.02      Deliveries at Closing.........................................    15

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 6.01      Organization..................................................    17
Section 6.02      Authority of Seller...........................................    18
Section 6.03      Consents and Approvals........................................    18
Section 6.04      Non-Contravention.............................................    19
Section 6.05      Assumed Contracts.............................................    19
Section 6.06      Financial Statements..........................................    20
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Section 6.07      Intellectual Property Rights..................................    21
Section 6.08      Absence of Adverse Effects....................................    23
Section 6.09      Title to Assets...............................................    23
Section 6.10      Litigation....................................................    23
Section 6.11      Compliance with Law...........................................    24
Section 6.12      Inventory.....................................................    25
Section 6.13      Marketing Materials...........................................    25
Section 6.14      Brokers.......................................................    25
Section 6.15      No Non-Competition Agreements or Preferential Obligations.....    25
Section 6.16      Novation......................................................    25
Section 6.17      No Other Representations and Warranties.......................    25

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.01      Corporate Organization........................................    26
Section 7.02      Authority of Buyer............................................    26
Section 7.03      Consents and Approvals........................................    26
Section 7.04      Non-Contravention.............................................    27
Section 7.05      Litigation....................................................    27
Section 7.06      Brokers.......................................................    27
Section 7.07      Financial Capability..........................................    27

                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

Section 8.01      Conduct of Business...........................................    28
Section 8.02      Reasonable Best Efforts.......................................    29
Section 8.03      Cooperation...................................................    30
Section 8.04      Access........................................................    30
Section 8.05      Public Announcements..........................................    30
Section 8.06      Bulk Sales....................................................    31
Section 8.07      Tax Matters...................................................    31
Section 8.08      Ancillary Agreements..........................................    32
Section 8.09      Acquisition Proposals.........................................    32
Section 8.10      Corporate Names...............................................    33
Section 8.11      Assistance in Collecting Certain Amounts......................    33
Section 8.12      Handling of Inventory.........................................    33
Section 8.13      Differentiation of Products...................................    33
Section 8.14      Regulatory Matters............................................    34
Section 8.15      Chargebacks, Returns and Rebates..............................    34
Section 8.16      Further Assurances............................................    37
Section 8.17      Guaranty......................................................    37
Section 8.18      Inventory, etc................................................    37
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Section 8.19      Certain Quality Assurance Matters.............................    38
Section 8.20      Royalty.......................................................    39
Section 8.21      Sales Employees...............................................    39
Section 8.22      Certain Payments..............................................    41
Section 8.23      Multi-Product Contracts.......................................    41
Section 8.24      Noncompete....................................................    41

                                      ARTICLE IX

                       CONDITIONS TO THE OBLIGATIONS OF SELLERS

Section 9.01      Representations, Warranties and Covenants.....................    42
Section 9.02      Covenants.....................................................    42
Section 9.03      Ancillary Agreements..........................................    42
Section 9.04      Certificate...................................................    42
Section 9.05      No Actions or Proceedings.....................................    42
Section 9.06      Consents......................................................    42
Section 9.07      Bank of America Consent.......................................    42
Section 9.08      Buyer Deliveries..............................................    42
Section 9.09      Other Closing Deliveries......................................    43

                                       ARTICLE X

                        CONDITIONS TO THE OBLIGATIONS OF BUYER

Section 10.01     Representations, Warranties and Covenants.....................    43
Section 10.02     Covenants.....................................................    43
Section 10.03     Ancillary Agreements..........................................    43
Section 10.04     Certificate...................................................    43
Section 10.05     No Actions or Proceedings.....................................    43
Section 10.06     Consents......................................................    43
Section 10.07     Bank of America Consent.......................................    43
Section 10.08     AstraZeneca Investigation.....................................    44
Section 10.09     Seller Deliveries.............................................    44
Section 10.10     Other Closing Deliveries......................................    44

                                      ARTICLE XI

                                    INDEMNIFICATION

Section 11.01     Survival of Representations, Warranties, Etc..................    44
Section 11.02     Indemnification...............................................    44
Section 11.03     Limitations...................................................    48
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                                   ARTICLE XII

                           TERMINATION AND ABANDONMENT

Section 12.01     Methods of Termination........................................    49
Section 12.02     Procedure Upon Termination....................................    50

                                  ARTICLE XIII

                                  MISCELLANEOUS

Section 13.01     Confidentiality...............................................    50
Section 13.02     Notices.......................................................    51
Section 13.03     Entire Agreement..............................................    52
Section 13.04     Waiver........................................................    52
Section 13.05     Amendment.....................................................    53
Section 13.06     Third Party Beneficiaries.....................................    53
Section 13.07     Assignment; Binding Effect....................................    53
Section 13.08     Headings......................................................    53
Section 13.09     Severability..................................................    53
Section 13.10     Specific Performance..........................................    53
Section 13.11     Governing Law.................................................    53
Section 13.12     Consent to Jurisdiction and Forum Selection...................    54
Section 13.13     Expenses......................................................    54
Section 13.14     Counterparts..................................................    54
Section 13.15     Schedules, Exhibits and Other Agreements......................    54
Section 13.16     Seller and its Affiliates.....................................    54
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EXHIBITS

SELLERS DISCLOSURE SCHEDULE

BUYER DISCLOSURE SCHEDULE

                            ASSET PURCHASE AGREEMENT

            This Asset Purchase Agreement (this "Agreement") is made and entered into as of February 27, 2004, among aaiPharma Inc., a Delaware corporation ("AAI"), aaiPharma LLC, a Delaware limited liability company, and AAI Properties, Inc., a North Carolina corporation ("AAI Properties") (together with AAI and aaiPharma LLC, the "Sellers") and Mayne Pharma (USA) Inc., a Delaware corporation ("Buyer").

                                    RECITALS

            WHEREAS, Sellers are engaged in the business of having manufactured, marketing, promoting, selling and distributing the Products (as defined below) in the United States (as defined below) (the "Business").

            WHEREAS, subject to the terms and conditions of this Agreement, Sellers desires to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets, tangible and intangible, associated with the Business and the Products.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01. Defined Terms. As used in this Agreement, the following defined terms have the meanings described below:

            "Accounts Receivable" means all trade accounts and notes receivable and other miscellaneous receivables of the Business, including those that are not evidenced by instruments or invoices, existing as of the Closing.

            "Action or Proceeding" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

            "Adverse Effect" means an effect or condition that, individually or aggregated with other effects or conditions, is materially adverse to (i) the Purchased Assets taken as a whole; (ii) the business, results of operations, or financial condition of the Business taken as a whole; or (iii) any Product taken individually.

            "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

            "Agreement" means this Agreement, the Sellers Disclosure Schedule, the Buyer Disclosure Schedule and the Schedules and Exhibits hereto.

            "Ancillary Agreements" means, collectively, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the AZ Consent Agreements, the Enzon Consent Agreement, the Trademark Assignment Agreement, the Domain Name Transfer Agreement, the License Agreement and the Guaranty.

            "Applicable Employees" has the meaning set forth in Section 8.21(b).

            "Approval Date" means the date on which the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act applicable to the transactions contemplated hereby expires or is terminated.

            "Aquasol A Product" means the vitamin A pharmaceutical product marketed and sold under the trademark "Aquasol A" parenteral dose pursuant to FDA approval under NDA 06-823.

            "Aquasol E Product" means the vitamin E nutritional product marketed and sold under the trademark "Aquasol E".

            "Assets and Properties" and "Assets or Properties" of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.

            "Assumed Contract" means those Contracts identified in Section 1.1(a) of the Sellers Disclosure Schedule.

            "Assumed Liabilities" means (i) all Liabilities and obligations that Buyer has expressly assumed or agreed to assume under this Agreement or any Ancillary Agreement; (ii) all Liabilities and obligations under or pursuant to the Assumed Contracts to be performed following the Closing, but specifically excluding Sellers' payment obligations under Section 4.01 of the AZ APA and Sellers' payment obligations in respect of the contractual obligations owed to AstraZeneca LP that are described in Section 8.22 of this Agreement; (iii) all Liabilities and obligations relating to recalls or product liability claims or threatened claims or injuries caused by Products manufactured and released by or on behalf of Buyer; and (iv) all other Liabilities and obligations that arise out of or are related to the Purchased Assets (including the Regulatory Approvals), the Business or the Products, attributable to occurrences and circumstances arising on or after the Closing.

            "AZ APA" means that certain Asset Purchase Agreement between AstraZeneca AB and aaiPharma LLC (f/k/a Neosan Pharmaceuticals Inc.), dated as of July 25, 2001, and the amendment thereto effective as of December 31, 2002.

            "AZ Consent Agreements" mean consent agreements with respect to the assignment and assumption of the AZ APA and the Supply Agreement that are reasonably satisfactory to Buyer and Seller, it being understood that consent agreements in the forms set forth in Exhibit A-1 and A-2 attached hereto are satisfactory to Buyer and Sellers.

            "Base Purchase Price" has the meaning set forth in Section 4.01(a).

            "Benefit Plans" has the meaning set forth in Section 8.21(b).

            "Bill of Sale, Assignment and Assumption Agreement" means a bill of sale, assignment and assumption agreement substantially in the form attached hereto as Exhibit B.

            "Books and Records" means, to the extent owned by Sellers and their Affiliates, all paper and electronic versions of files, documents, instruments, papers, books, ledgers, plans, correspondence, memoranda, maps, diagrams, photographs and videotapes, to the extent relating to the Purchased Assets, Products or Business (other than Marketing Materials), including any pricing lists, customer lists vendor lists, electronic territory management system reports and data, sales representative call plans, financial data, regulatory information or files (including adverse event reports and annual regulatory reports, but not including the Regulatory Approvals), litigation, adverse claims or demands, investigation information or files, trademark registration certificates, trademark renewal certificates, documentation or other tangible property to the extent relating to the Transferred Intellectual Property, the Products or the Regulatory Approvals, including all documentation relating to the product processes, analytical methods and tests, development, validation and manufacturing of the Products not otherwise included in the Regulatory Approvals, but in each case excluding the Regulatory Approvals themselves and redacting or excluding matter to the extent that it does not relate to the Purchased Assets, Products or Business, with Sellers retaining ownership of such redacted or excluded matter.

            "Business" has the meaning set forth in the recitals to this Agreement.

            "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the County of New York are authorized or obligated to close.

            "Buyer" has the meaning set forth in the preamble to this Agreement.

            "Buyer Disclosure Schedule" has the meaning set forth in the preamble of Article VII to this Agreement.

            "Buyer Governmental Consents" has the meaning set forth in Section 7.03.

            "Closing" has the meaning set forth in Section 5.01.

            "Closing Date" means the date that the Closing actually occurs as provided in Section 5.01.

            "Contract" means any and all legally binding commitments, contracts, purchase orders, leases, or other agreements, whether written or oral.

            "Copyrights" means all copyrights in and to any of the Purchased Assets, including the Marketing Materials, the Invention Disclosures and copyrights associated with the Purchased Trademarks.

            "Corporate Names" has the meaning set forth in Section 8.10(a).

            "Domain Names" means those domain names listed in Section 1.01(b) of the Sellers Disclosure Schedule.

            "Domain Name Transfer Agreement" means a domain name transfer agreement substantially in the form attached hereto as Exhibit C attached hereto.

            "Encumbrance" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

            "Environmental Law" means any applicable Law relating to (i) the protection of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply and surface or subsurface land) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, emission, release or disposal of any Hazardous Substance or waste.

            "Enzon Consent Agreement" means a consent agreement with respect to the assignment and assumption of the Processing and Packaging Agreement dated April 22, 1998 between Enzon Pharmaceuticals, Inc. (as successor in interest to The Liposome Company, Inc.) and aaiPharma, LLC (as successor in interest to Astra USA, Inc.), and the amendment thereto dated as of August 15, 2001, reasonably satisfactory to Buyer and

Sellers, it being understood that a consent agreement in either of the forms set forth in Exhibit A-1 or A-2 is satisfactory to Buyer and Sellers.

            "Excluded Assets" means all Assets and Properties of Seller and their Affiliates except the Purchased Assets.

            "Excluded Liabilities" means all Liabilities of Seller and its Affiliates except the Assumed Liabilities. The term "Excluded Liabilities" includes, without limitation, the following Liabilities incurred by Sellers and their Affiliates: (i) any accounts payable or any other payment obligations or Indebtedness of Seller and their Affiliates; (ii) any Liability arising out of or relating to the Excluded Assets; (iii) any Liability arising out of or resulting from Seller's ownership of the Purchased Assets or conduct, prior to the Closing, of the Business that is not an Assumed Liability, including, without limitation, (A) any product liability, breach of warranty, contract or similar causes of action or claims, whether in tort, contract or otherwise, regardless of when asserted, which resulted from or related to the use or misuse of any product, other than the Products, designed, tested, marketed, sold or supplied by or on behalf of Sellers or their Affiliates, (B) subject to Section 8.12, any product liability, breach of warranty, contract or similar causes of action or claims, whether in tort, contract or otherwise, regardless of when asserted, which resulted from or related to the use or misuse of any Product manufactured and released by or on behalf of Sellers or their Affiliates, (C) any violation or alleged failure to comply by Sellers or any of their Affiliates of any Law or governmental policy (including, without limitation, the rules, regulations and policies applicable under the federal Medicare program or any state Medicaid program), (D) subject to Section 8.15, any Liability relating to the pricing of the Products by Seller or their Affiliates, rebates, chargebacks or other forms of discounts granted by Sellers or any of their Affiliates, or claims for overcharges, or the marketing of the Products by Seller, any of their Affiliates or any Person acting on behalf of Seller or any of their Affiliates, and (E) any Liability relating to any Environmental Law or the presence of, or exposure to, any Hazardous Substance; (iv) any Liability in respect of Indebtedness or Encumbrances directly related thereto; (v) any Liability, obligation or commitment of any kind arising out of or relating to employment, termination, compensation or benefits (including severance) for the past, present or future employees of Sellers, their Affiliates or any of their respective contractors, including, without limitation, all Liabilities with respect to the Sales Employees which arose out of events occurring prior to the separation of such Sales Employees from Sellers; (vi) any Liability, obligation or commitment of any kind arising out of or relating to any contract, agreement, lease, license, commitment, sale and purchase order and other instrument entered into by Sellers other than those obligations under the Assumed Contracts expressly assumed by Buyer pursuant to an Ancillary Agreement; (vii) any Liability in respect of claims made by, or causes of action asserted by, any securityholder of Sellers or any of their Affiliates in connection with this Agreement, the transactions contemplated hereby or otherwise; (viii) any Liability for Transfer Taxes imposed or assessed as a result of the transactions effected pursuant to this Agreement; (ix) any Liability for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former director or officer of (or other persons serving in a fiduciary capacity at the request of) Seller or any of their Affiliates based upon an actual or alleged breach of fiduciary duty of such person; (x) any Liability of Seller or any of their Affiliates for any professional, financial advisory or consulting fees and expenses incident to, or arising out of, the negotiation, preparation, approval or authorization of this Agreement or the transactions contemplated hereby or any other proposed transaction for the direct or indirect sale of the Business or any portion thereof or any Purchased Assets, including, without limitation, the fees, expenses and disbursements of Sellers' counsel, accountants, auditors, appraisers and financial advisors; (xi) any Liability of Sellers or any of their Affiliates in respect of automobile or other vehicle leases that Sellers or their Affiliates have entered into; (xii) any Liability of Sellers or any of their Affiliates arising out of matters occurring, or obligations incurred, after the Closing Date (other than Assumed Liabilities and Losses for which Buyer has an obligation to indemnify Sellers, their Affiliates and their respective officers, directors, employees and agents); (xiii) any Liabilities arising out of the agreements and instruments specified in Section 6.05(a) of the Sellers Disclosure Schedule; and (xiv) subject to Section 8.24, the Multi-Product Contracts.

            "Expiration Date" means the Business Day prior to the eighteenth
(18th) month anniversary of the Closing Date.

            "FDA" means the United States Food and Drug Administration.

            "GAAP" means United States generally accepted accounting principles, consistently applied.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision.

            "Government Rebates" means all state and federal Medicaid/Medicare rebates related to the Products.

            "Gross Margin" has the meaning set forth in Section 6.06(d).

            "Guaranty" has the meaning set forth in Section 8.17.

            "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Hazardous Substance" means any substance that is listed, defined, regulated, designated or classified as hazardous, toxic or harmful under applicable Law or is otherwise regulated by a Governmental or Regulatory Authority, including petroleum compounds, asbestos-containing material, black mold and polychlorinated biphenlys.

            "Indebtedness" means (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock; (ii) all Liabilities for the deferred purchase price of property; (iii) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) all Liabilities for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction securing obligations of a type described in clause (i), (ii) or (iii) above to the extent of the obligation secured, and all Liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

            "Indemnification Claim Notice" has the meaning set forth in Section 11.02(c).

            "Indemnified Party" has the meaning set forth in Section 11.02(c).

            "Indemnifying Party" has the meaning set forth in Section 11.02(c).

            "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, "Patents") and all inventions and discoveries whether patentable or not; (iii) confidential information, trade secrets, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) know-how, analytical methodology, process, methods, Product specifications, technical knowledge, expertise, skill, practice, procedures, preclinical, clinical, stability, laboratory notebooks and other data and results, market studies and all other experience and know-how (collectively, "Know-How"); (v) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (vi) all other intellectual property or proprietary rights.

            "Invention Disclosures" means those invention disclosures listed in
Section 1.01(c) of the Sellers Disclosure Schedule.

            "Inventory" means all inventory of finished Products owned as of the Closing by Sellers or any of their Affiliates, whether held at a location or facility of Sellers (or of any other Person on behalf of Sellers or any of their Affiliates) or whether in transit to or from Sellers or any of their Affiliates (or any such other Person).

            "Knowledge" and "Known" with respect to any Party, means the actual knowledge of the senior executive officers (or persons performing similar functions) of such Person, after reasonable inquiry.

            "Law" means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority.

            "Liability" means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due), including any liability for Taxes (whether arising under Treasury Regulation Section 1.1502-6 or otherwise).

            "License Agreement" means the License Agreement between Buyer and Seller attached hereto as Exhibit L.

            "Losses" means any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys' fees, and reasonable out-of-pocket disbursements).

            "Marketing Materials" means, to the extent owned by Sellers and their Affiliates, all paper and electronic versions of (i) all market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sales training materials, customer lists, NWDA forms, supplier lists, display materials, trade show booth panels, banners, stands and the like, and information with respect to sales of Products (including doctors, GPOs and pharmacists), marketing books and records owned by Sellers and their Affiliates and used in connection with the marketing and promotion of the Products; and (ii) those items of advertising and promotional materials and literature owned by Sellers and their Affiliates as of the Closing and used in connection with the advertising and promotion of the Products (the "Promotional Materials"); provided that "Marketing Materials" shall exclude the labeling of the Products, which shall be deemed part of the Regulatory Approvals and DDD reports received from IMS.

            "Multi-Product Contracts" has the meaning set forth in Section 6.05.

            "M.V.I.-12" means the vitamin-related pharmaceutical product marketed and sold under the trademark "M.V.I.-12" (including M.V.I.-12 single-dose vials, M.V.I.-12 multi-dose vials and M.V.I.-12 unit-dose vials) pursuant to FDA approval under NDA 08-809.

            "M.V.I.-Adult" means the vitamin-related pharmaceutical products including single-dose and unit-dose vials approved by the FDA under NDA 21-625.

            "M.V.I.-Adult Bulk" means the vitamin-related pharmaceutical product approved by the FDA under NDA 21-643.

            "M.V.I.-No K" means the vitamin-related pharmaceutical product (current NDC#s 66591-174-32 (single dose), 66591-174-42 (unit vial) and 66591-174-52 (pharmacy bulk pack)) which does not contain vitamin K, for which Sellers filed supplemental application S-052 to NDA 08-809 in December 2003.

            "M.V.I.-No K Sales" means gross sales in the United States of M.V.I.-No K by Buyer, its Affiliates, any successor or assignee of Buyer or its Affiliates or any licensee of Buyer, its Affiliates or a successor or assignee of Buyer or its Affiliates (the "M.V.I. No K Sellers") less rebates, chargebacks and other forms of discounts granted by or on behalf of and paid by M.V.I. No K Sellers, and claims for overcharges paid by M.V.I.-No K Sellers. "M.V.I.-No K Sales" excludes sales of any products other than M.V.I-No K.

            "M.V.I.-Pediatric" means the vitamin-related pharmaceutical product marketed and sold under the unregistered trademark "M.V.I.-Pediatric" pursuant to FDA approval under NDA 18-920.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Ordinary Course of Business" means such action that is taken in the ordinary course of the Business and is consistent with the recent past practices of the Business.

            "Other Rebates" means all credits, utilization based rebates, discounts, allowances and similar payments to wholesalers and other distributors, buying groups, insurers and other institutions related to Products other than Government Rebates.

            "Other Sellers Third Party Consents" has the meaning set forth in
Section 6.03(c).

            "Parties" means Buyer and Sellers collectively, and "Party" means any of them.

            "Permitted Encumbrance" means (i) any Encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established and
(ii) any minor imperfection of title or similar Encumbrance that individually or in the aggregate would not have an Adverse Effect or affect Buyer's use, or the marketability, of any Purchased Asset.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "Pipeline Inventory" has the meaning set forth in Section 8.18(c).

            "Product" or "Products" means each or all of the following products:
(i) M.V.I.-Adult; (ii) M.V.I-Adult Bulk; (iii) M.V.I-12; (iv) M.V.I.-No K; (v) M.V.I.-Pediatric; (vi) Aquasol A; and (vii) Aquasol E.

            "Purchase Price" has the meaning set forth in Section 4.01(b).

            "Purchased Assets" means, subject to Section 2.02: (i) the Transferred Intellectual Property; (ii) subject to the AZ Consent Agreements and the Enzon Consent Agreement, as applicable, the Assumed Contracts; (iii) the Marketing Materials; (iv) the Books and Records; (v) the Regulatory Approvals;
(vi) all rights, title and interest in the Products; (viii) the Purchased Equipment; (x) the Inventory; and (xi) all rights, title and interest in and to prepaid FDA establishment fees and prepaid FDA product fees with respect to the Products. The Purchased Assets do not include any fixed assets other than the Purchased Equipment.

            "Purchased Trademarks" means those trademarks listed in Section 1.01(e) of the Sellers Disclosure Schedule, including all applications, renewals, registrations and common law rights and derivatives thereof.

            "Registered" means issued by, registered with, or renewed by any Governmental or Regulatory Authority or Internet domain name registrar.

            "Purchased Equipment" means (i) the 12 mobile tanks with skids (the "Mobile Tanks") purchased by Seller pursuant to the Bill of Sale dated August 17, 2001; and (ii) the filling machine described in Section 1.01(d) of the Sellers Disclosure Schedule, and the related spare parts, and documents (such filling machine, spare parts and documents owned by Sellers collectively, the "Filling Machine").

            "Registered" means issued by, registered with, or renewed by any Governmental or Regulatory Authority or Internet domain name registrar.

            "Regulatory Approvals" means each New Drug Application, Abbreviated New Drug Application and Supplement to New Drug Application listed in Section 1.01(g) of the Sellers Disclosure Schedule, and all supplements thereto.

            "Remaining Purchase Price" has the meaning set forth in Section 4.01(b).

            "Required Sellers Third Party Consents" has the meaning set forth in
Section 6.03(b).

            "Returns" means all units of Products returned by the Trade to either Party.

            "Sales Employees" means the sales and marketing employees of the Business listed in Section 1.01(h) of the Sellers Disclosure Schedule.

            "Sellers" has the meaning set forth in the Preamble to this Agreement.

            "Sellers Disclosure Schedule" has the meaning set forth in the preamble to Article VI of this Agreement.

            "Sellers Governmental Consents" has the meaning set forth in Section 6.03(a).

            "Sellers Monthly Volume" has the meaning set forth in Section
6.06(c).

            "Supply Agreement" has the meaning set forth in Section 8.22.

            "Tax" means (i) all federal, state or local and all foreign taxes, including any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by a governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax in the United States; (ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

            "Tax Returns" means all reports and returns required to be filed with respect to Taxes with a Governmental or Regulatory Authority.

            "Third Party" means any Person other than (i) Buyer; (ii) Sellers;
(iii) any of Buyer's or Sellers' Affiliates; and (iv) any successors, assigns or express licensees of Buyer, Sellers or their respective Affiliates.

            "Third Party Claim" has the meaning set forth in Section 11.02(d).

            "Trade" means all Third Party customers for the Products, including but not limited to, hospitals, home infusion pharmacies, nursing homes, alternate site facilities, outpatient clinics, wholesalers, distributors, buying groups (including, but not limited to, group purchasing organizations), retail pharmacies and physician group practices and other locations where patients are treated with the Products.

            "Trademark Assignment Agreement" means a trademark assignment agreement substantially in the form attached hereto as Exhibit F.

            "Transfer Taxes" has the meaning set forth in Section 8.07(d).

            "Transferred Intellectual Property" means (i) Know-How and Trade Secrets owned by Sellers or their Affiliates used primarily in connection with or pertaining primarily to the Business; (ii) the Invention Disclosures; (iii) the Purchased Trademarks; (iv) the Domain Names; and (v) the Copyrights.

            "Transition Services Agreement" means a transition services agreement substantially in the form attached hereto as Exhibit T.

            "United States" means the United States of America, its territories and possessions, including Washington, D.C. and Puerto Rico.

            "Vendor Chargebacks" has the meaning set forth in Section 8.15(a).

            "Welfare Plans" has the meaning set forth in Section 8.21(b).

            "Wholesaler Monthly Volume" has the meaning set forth in Section 6.06(d).

            Section 1.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires:

            (a)   words of any gender include each other gender;

            (b) words using the singular or plural number also include the plural or singular number, respectively;

            (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement;

            (d) all references to dollar amounts shall be in United States Dollars;

            (e) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement;

            (f) the term "including" or "includes" means "including without limitation" or "includes without limitation";

            (g) no M.V.I. Adult shall be deemed to be "manufactured and released by or on behalf of Sellers" unless such M.V.I. Adult is included in Inventory.

            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

            Section 2.01 Purchase and Sale of Assets. (a) Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall, or shall cause their relevant Affiliates to, sell, transfer, convey, assign and deliver to Buyer, free and clear from all Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire and accept from Sellers and such Affiliates, all of Sellers' and each such Affiliate's right, title and interest, as of the Closing, in and to the Purchased Assets.

            (b) Buyer acknowledges and agrees that the rights related to the Purchased Assets, Products and the Business conveyed by Sellers and its Affiliates hereunder are restricted solely to the United States and nothing herein shall authorize Buyer to manufacture, market, sell, distribute or otherwise exploit the Products outside of the United States; provided, however, that all rights conveyed by Sellers hereunder to the Reformulation Intellectual Property (as defined in the AZ APA) are world-wide rights which are not restricted to the United States.

            (c) Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing, Sellers and their Affiliates shall retain all of their right, title and interest in and to the Excluded Assets; and
(ii) Sellers may retain an archival copy of all Assumed Contracts, Books and Records, Marketing Materials and other documents or materials conveyed hereunder (but Sellers and their Affiliates shall not use any such archival copy for any other purposes than as an archive).

            Section 2.02 Assignability and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any authorizations, approvals, consents or waivers from a Third Party or Governmental or Regulatory Authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 2.02 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in
Article X have not been satisfied. Subject to Section 8.02, in the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the Parties shall use their commercially reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that Sellers shall not be required to pay any consideration to obtain any such authorization, approval, consent or waiver. Subject to Section 8.02, pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.02 of any Assumed Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Sellers or any Affiliate of any Seller thereunder, including any payments to be made thereunder; and (y) shall satisfy any related Liabilities with respect to such Assumed Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.

                                   ARTICLE III

                            ASSUMPTION OF LIABILITIES

            Section 3.01 Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay and discharge when due the Assumed Liabilities.

                                   ARTICLE IV

                           PURCHASE PRICE AND PAYMENT

            Section 4.01 Purchase Price. As consideration for the Purchased Assets, Buyer shall:

            (a) pay to AAI at the Closing, the sum of one hundred million dollars ($100,000,000) (the "Base Purchase Price") in immediately available funds by wire transfer into an account designated by Sellers two Business Days before the Closing;

            (b) pay to AAI Properties, on the later to occur of (i) the Closing and (ii) the fifth Business Day following the date on which the FDA approves supplement S-052 to NDA 8-809, an additional five million dollars ($5,000,000) (the "Remaining Purchase Price" and, collectively with the Base Purchase Price, the "Purchase Price") in immediately available funds by wire transfer into an account designated by Seller two Business Days before such amount is due; and

            (c)   assume the Assumed Liabilities at the Closing.

                                   ARTICLE V

                                     CLOSING

            Section 5.01 Time and Place. Unless this Agreement is earlier terminated pursuant to Article XII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the "Closing"), shall take place on the later of (i) the first Business Day on which the conditions (other than those that, by their nature, can only be satisfied at the Closing) set forth in Articles IX and X are satisfied or waived, and (ii) two (2) Business Days after the Approval Date, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, unless another time or place shall be agreed to by the Parties.

            Section 5.02 Deliveries at Closing.

            (a) Closing Deliveries by Sellers. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (i) physical possession, provided in such manner, at such location and pursuant to such reasonable protocols as Buyer and Sellers shall agree, of all tangible personal property included in the Purchased Assets, including (A) the Regulatory Approvals; (B) the Marketing Materials; and (C) the Books and Records (but excluding the Mobile Tanks which shall remain in the appropriate Third Party manufacturing facilities, and the Filling Machine which shall be delivered pursuant to Section 5.02(c)), and appropriate documents of transfer related thereto in form and substance reasonably acceptable to Seller and Buyer;

                  (ii) an original Bill of Sale, Assignment and Assumption Agreement, duly executed by Sellers;

                  (iii) a Transition Services Agreement, duly executed by
            Sellers;

                  (iv) original Intellectual Property assignments of the Transferred Intellectual Property in form and substance reasonably acceptable to Seller and Buyer and, to the extent necessary and appropriate, consents from third party licensors of any Transferred Intellectual Property licensed therefrom;

                  (v) a Trademark Assignment Agreement, duly executed by Sellers;

                  (vi)  a Domain Name Transfer Agreement, duly executed by
            Sellers;

                  (vii) copies of all Sellers Governmental Consents and Required
            Sellers Third Party Consents and all Other Sellers Third Party Consents obtained as of Closing;

                  (viii) the AZ Consent Agreements, duly executed by all parties thereto other than the Buyer;

                  (ix) the Enzon Consent Agreement, duly executed by all parties thereto other than the Buyer;

                  (x) transfer letter with respect to each Regulatory Approval, in form and substance reasonably satisfactory to Buyer;

                  (xi) an original certificate contemplated by Section 10.04, duly executed by Sellers; and

                  (xii) all other such bills of sale, certificates of title and such other documents or instruments of assignment, transfer or conveyance, as Buyer reasonably may deem necessary to vest in or confirm to Buyer full and complete title to, and the right to use and enjoy, the Purchased Assets.

            (b) Closing Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers:

                  (i) the Base Purchase Price and, if the FDA has approved supplement S-052 to NDA 8-809, five (5) or more Business Days prior to the Closing Date, the Remaining Purchase Price;

                  (ii) an original Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;

                  (iii) a Transition Services Agreement, duly executed by Buyer;

                  (iv) an original Trademark Assignment Agreement, duly executed by Buyer;

                  (v) an original Domain Name Transfer Agreement, duly executed by Buyer;

                  (vi) such instruments of assumption and other instruments or documents, in form and substance reasonable acceptable to Seller and Buyer, as may be necessary to effect Buyer's assumption of the Assumed Liabilities;

                  (vii) the AZ Consent Agreements, duly executed by Buyer;

                  (viii) the Enzon Consent Agreement, duly executed by Buyer;

                  (ix)  copies of all Buyer Governmental Consents; and

                  (x)   the certificate contemplated by Section 9.04;

                  (xi) an original Guaranty, duly executed by an authorized representative of Mayne Group Limited.

            (c)   Post-Closing Deliveries by Seller:

                  (i) Within three Business Days following the Closing, Seller shall cause Cardinal Health 105, Inc. (f/k/a CORD Logistics, Inc.) to deliver the Inventory, free of all Encumbrances other than the Permitted Encumbrances, to UPS, as receiving agent on behalf of Buyer, at UPS' facility in Fort Worth, Texas. Title to the Inventory shall transfer at the Closing. Risk of loss shall transfer upon delivery of the Inventory to UPS, and Seller shall pay all fees, expenses, shipping costs, taxes and insurance charges arising out of such transfer and delivery.

                  (ii) Within 30 days following the Closing, Seller shall deliver or cause to be delivered to a common carrier selected by Buyer, the Filling Machine, in good working order and free of all Encumbrances other than the Permitted Encumbrances, to Buyer at Buyer's facility in Aguadilla, Puerto Rico. Title to the Filling Machine shall transfer at the Closing. Risk of loss shall transfer upon Closing, and Buyer shall pay all fees, expenses, shipping costs, taxes and insurance charges arising out of such transfer and delivery.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers represent and warrant to Buyer as of the date hereof and as of the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Sellers to Buyer and dated as of the date hereof (the "Sellers Disclosure Schedule"), which Sellers Disclosure Schedule shall be deemed to be representations and warranties of Sellers as if made herein, as follows:

            Section 6.01 Organization. AAI and AAI Properties are corporations and aaiPharma LLC is a limited liability company, duly organized, validly existing and in good standing in their respective State of organization and each has all requisite power and authority to own its assets and carry on the Business as currently conducted by it. Each Seller transferring Purchased Assets is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected to have an Adverse Effect or materially impair or delay Sellers' ability to perform its obligations hereunder. AAI owns 100% of the shares of capital stock or similar equity interests of AAI Properties and aaiPharma LLC. No Affiliate of Sellers has any right, title or interest in or to any of the Purchased Assets.

            Section 6.02 Authority of Seller. Each Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and each Ancillary Agreement and to carry out the transactions contemplated hereby. Each Seller has taken all action required by Law, its organization documents or otherwise to be taken by it to authorize the execution and delivery of this Agreement and each Ancillary Agreement by Sellers and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Sellers enforceable against them in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Each Ancillary Agreement, when executed and delivered by the Sellers and the other parties thereto, will constitute a legal, valid and binding obligation of Sellers enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

            Section 6.03 Consents and Approvals. (a) Section 6.03(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority that are required by or with respect to Sellers in connection with the execution and delivery of this Agreement and each Ancillary Agreement by Sellers or the performance of its obligations hereunder and thereunder, except for such consents, waivers, approvals, Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, are not reasonably likely to have an Adverse Effect, materially impair or delay Sellers' ability to perform their obligations hereunder or materially affect Buyer's use of the Purchased Assets (the "Sellers Governmental Consents").

            (b) Section 6.03(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any Third Party (other than a Governmental or Regulatory Authority) that are required by or with respect to Sellers in connection with the execution and delivery of this Agreement and each Ancillary Agreement by Sellers or the performance of their obligations hereunder and thereunder, except for such consents, waivers, approvals, or authorizations the failure to obtain which, and such notices the failure to give which, are not reasonably likely to have an Adverse Effect, materially impair or delay Sellers' ability to perform its obligations hereunder or materially affect Buyer's use of the Purchased Assets (the "Required Seller Third Party Consents").

            (c) Section 6.03(c) of the Sellers Disclosure Schedule sets forth a complete and accurate list of other consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Sellers or their Affiliates in connection with the execution and delivery of this Agreement by Sellers or the performance of their obligations hereunder, which Sellers believe are not material to conduct of the Business (the "Other Sellers Third Party Consents").

            Section 6.04 Non-Contravention. The execution and delivery by Sellers of this Agreement does not, and the performance by them of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Sellers;

            (b) assuming the receipt and/or making, as the case may be, of Sellers Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to Sellers, the Business, the Products or the Purchased Assets; or

            (c) assuming the receipt and/or making, as the case may be, of the Required Seller Third Party Consents, conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under any Assumed Contract.

            Section 6.05 Assumed Contracts. (a) Except as set forth in Section 6.05(a) of the Sellers Disclosure Schedule the Assumed Contracts and Multi-Product Contracts are the only Contracts other than wholesaler Contracts to which any Seller or any of their respective Affiliates is a party, that (i) relates directly to the manufacture, marketing, sale, promotion or distribution of any of the Products; (ii) relates directly to the acquisition, sale, licensing in or out, or assignment of Transferred Intellectual Property; (iii) relates directly to the purchase or disposition of assets, or the provision of services, to or from the Business; or (iv) relates directly to sales of Products to any Governmental or Regulatory Authority.

            (b) Section 6.05(b) of the Sellers Disclosure Schedule sets forth a complete and correct list of each Contract and other oral or written arrangement to which Sellers are a party and pursuant to which Sellers sell one or more Products, together with other pharmaceutical products of Sellers, to a Third Party (the "Multi-Product Contracts"). Sellers have made available to Buyer copies or a reasonable summary of terms of all Multi-Product Contracts; provided that such copies have been redacted to prevent disclosure of information not related to the Products.

            (c) Except as set forth in Section 6.05(b) of the Sellers Disclosure Schedule, each of the Assumed Contracts and Multi-Product Contracts is in full force and effect and enforceable against the applicable Seller and, to the Knowledge of Sellers, against the other parties thereto, in each case in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither Sellers nor, to their Knowledge, any other party to any Assumed Contract or Multi-Product Contract is in material breach or default in complying with any provisions thereof, to Sellers' Knowledge no Person has made any claim with respect to any such breach or default, and to Sellers' Knowledge no condition or set of facts exists which, with notice, lapse of time or both would constitute any such breach or default. Except as contemplated by this Agreement, Sellers have not assigned any of their interest in any Assumed Contract or Multi-Product Contract.

            (d) Sellers and their Affiliates are not parties to any employment agreements with the Sales Employees, and all of the Sales Employees are "at will" employees.

            Section 6.06 Financial Statements. (a) The data and information set forth in Section 6.06(a) of the Sellers Disclosure Schedule is true and accurate in all material respects as of the dates specified therein, was prepared in accordance with GAAP and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, and data and information presented therein, not misleading.

            (b) Sellers do not now have, and have never had, any contract or arrangement pursuant to which any Person other than a wholesaler of the Products (including Cardinal Health, Amerisource Bergen, McKesson and Morris & Dixon) issues or is entitled to issue chargebacks to Seller, and, as of the Closing Date, Seller will have no Liability for any chargebacks made by Persons other than wholesalers. Without limitation of the foregoing, no distributor of the Product makes or is entitled to make any chargeback against amounts otherwise owed to Seller, except for chargebacks made by such distributor through a wholesaler which in turn issues the chargeback to Sellers.

            (c) Section 6.06(c) of the Sellers Disclosure Schedule sets forth, with respect to each presentation of each Product, a true and accurate calculation of Sellers' average monthly unit sales volume for such presentation during 2003 (such average monthly sales volume for such presentation, the "Seller Monthly Volume"). For purposes of this Agreement, the Seller Monthly Volume for each presentation of M.V.I. Adult shall be the same as that for M.V.I.-12.

            (d)   Section 6.06(d) of the Sellers Disclosure Schedule sets forth:
(i) with respect to each wholesaler to which Sellers sold any Product in calendar year 2003 and with respect to each presentation of each Product, a true and accurate calculation, based on information received from wholesalers, of the average monthly unit sales volume of sales made by Sellers to such wholesaler with respect to such presentation during 2003 (such wholesaler's average monthly sales volume for such presentation, the "Wholesaler Monthly Volume"), and (ii) Sellers' gross margin per unit for each presentation of each Product (such gross margin with respect to such presentation as calculated and designated in Section 6.06(d) of the Sellers Disclosure Schedule, (the "Gross Margin").

            Section 6.07 Intellectual Property Rights. (a) Section 6.07(a) of the Sellers Disclosure Schedule sets forth a list of all licenses or similar agreements or arrangements to which Seller and/or its Affiliates are a party, either as licensee or licensor, relating to the Transferred Intellectual Property and which are material to the conduct of the Business as of the Closing Date. Unless otherwise indicated in Section 6.07(a) of the Sellers Disclosure Schedule, all Transferred Intellectual Property that is Registered shall remain in full force and effect immediately following the Closing.

            (b) All of the Transferred Intellectual Property that is Registered is set forth in Section 1.01(f) of the Sellers Disclosure Schedule.

            (c) Except as set forth on Section 6.07(c) of the Sellers Disclosure Schedule: (i) Sellers are the sole owner of all rights, title and interest in all Transferred Intellectual Property that is Registered; (ii) to Sellers' Knowledge, Sellers are the sole owner of all rights, title and interest in the Transferred Intellectual Property that is not registered; (iii) Sellers have not assigned, transferred, licensed, pledged, or otherwise encumbered any of the Transferred Intellectual Property or the Reformulation Intellectual Property; (iv) no Third Party has a superior right to the Sellers to use any of the Transferred Intellectual Property, excluding the Trade Secrets and Know-How, and with respect to the Trade Secrets and Know-How, to Sellers' Knowledge, no Third Party has a superior right to the Sellers to use any of the Transferred Intellectual Property and, except with respect to the rights reserved pursuant to the AZ APA, the Reformulation Intellectual Property; (v) to Sellers' Knowledge the Transferred Intellectual Property and the Reformulation Intellectual Property are valid, subsisting and enforceable and no Third Party has questioned or challenged the scope or validity of the Transferred Intellectual Property nor do Sellers have Knowledge of any valid basis therefor;
(vi) all of the Transferred Intellectual Property that is Registered is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with Transferred Intellectual Property that is Registered have been paid; (vii) to Sellers' Knowledge, no Third Party has infringed or misappropriated, or is infringing or misappropriating, the Transferred Intellectual Property or the Reformulation Intellectual Property and Sellers have not received notice from any Third Party and have no Knowledge that the use of the Transferred Intellectual Property or the Reformulation Intellectual Property has infringed or misappropriated, or does or will infringe or misappropriate, the intellectual property of any Third Party or has constituted or does or will constitute unfair competition or trade practices under the Laws of any jurisdiction; (viii) there are no Actions or Proceedings relating to any Transferred Intellectual Property or the Reformulation Intellectual Property, nor to the Knowledge of Seller has any such Action or Proceeding been threatened nor are Sellers aware of any valid basis therefor and no Transferred Intellectual Property or the Reformulation Intellectual Property is subject to any outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of the Transferred Intellectual Property or the Reformulation Intellectual Property; (ix) no present or former employee or consultant of Sellers owns or has any proprietary financial or other interest, direct or indirect, in the Transferred Intellectual Property or the Reformulation Intellectual Property; (x) except as set forth in Section 2.01(b) of the AZ APA, none of the Transferred Intellectual Property is subject to any contractual obligation restricting Sellers use thereof or entitling others to use the same or in any way obligating Sellers to make payments to others; (xi) the Transferred Intellectual Property is freely transferable and consummation of the transactions contemplated by this Agreement will not place Sellers in breach or default of any Contract relating to the Transferred Intellectual Property or the Reformulation Intellectual Property, or trigger any modification, termination or acceleration with respect to the Transferred Intellectual Property or the Reformulation Intellectual Property, or effect any license under or Encumbrance (other than Permitted Encumbrances) on Transferred Intellectual Property or the Reformulation Intellectual Property; (xii) no Transferred Intellectual Property or the Reformulation Property is sublicensed by any of Sellers to any Third Party; and (xiii) Sellers are not obligated to make payments by way of royalties, advances, profit sharing, commissions, fees or otherwise to any Person in respect of any Transferred Intellectual Property or the Reformulation Intellectual Property.

            (d) The Transferred Intellectual Property, as ameliorated by the Reformulation Intellectual Property, constitutes all of the Intellectual Property rights owned or controlled by Seller or any of its Affiliates that are necessary for the conduct of the Business as conducted as of the Closing Date or are otherwise necessary for the conduct of the Business as conducted as of the Closing Date.

            (e) Sellers have taken reasonable measures to protect the confidentiality and value of all Trade Secrets and Know-How that are owned by Sellers in connection with the Business or included in the Reformulation Intellectual Property, and to Sellers' Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not, to Sellers' Knowledge, been breached. All of the current and prior employees employed in the Business have executed valid intellectual property and confidentiality agreements for the benefit of Sellers. To Seller's Knowledge, the performance by employees of the Business of their employment activities does not violate any Third Party's Intellectual Property rights or such employees' contractual obligations to any third person.

            (f) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE INVENTION DISCLOSURES, INCLUDING REPRESENTATIONS OR WARRANTIES WITH RESPECT TO WHETHER ANY PATENTS WILL BE ISSUED WITH RESPECT TO THE INVENTION DISCLOSURES, THE VALIDITY OF ANY CLAIMS SET FORTH THEREIN OR WHETHER ADDITIONAL ACTIVITIES WILL BE NECESSARY IN ORDER FOR SUCH PATENTS TO ISSUE.

            Section 6.08 Absence of Adverse Effects. Since December 31, 2002, Sellers have operated the Business in the Ordinary Course of Business using commercially reasonable efforts consistent with the efforts used by Sellers in the conduct of the Business, except as set forth in Section 6.08 of the Sellers Disclosure Schedule, there has not been any Adverse Effect. Since December 31, 2002, except as set forth in Section 6.08 of the Sellers Disclosure Schedule, Sellers have not: (a) mortgaged, pledged or subjected to any Encumbrance on (other than Permitted Encumbrance) any Purchased Asset; (b) transferred or granted any rights or options in or to any of the Purchased Assets except for the transfer of finished Product in the Ordinary Course of Business; (c) transferred to any Third Party any rights under any licenses, sublicenses or other agreements with respect to the Transferred Intellectual Property; (d) conducted its marketing and promotional activities with respect to the Product other than in the Ordinary Course of the Business; (e) instituted any new methods of purchase, sale or operation or instituted any changes in the Product pricing or in promotional allowances other than in the Ordinary Course of the Business; (f) made any changes in selling, pricing or advertising practices with respect to the Product other than in the Ordinary Course of the Business; (g) launched any Product packaging changes other than in the Ordinary Course of the Business consistent with recent past practices; or (h) committed an act of gross negligence or willful misconduct in connection with the operation of the Business or with any of the Purchased Assets. Without limiting clause (f) of this Section, other than as set forth Section 6.08 of the Sellers Disclosure Schedule, Sellers have not engaged in, any tie-ins of the Products with any of Sellers' other products.

            Section 6.09 Title to Assets. (a) Except as set forth in Section
6.09 of the Sellers Disclosure Schedule, as of the Closing Date, the Purchaser shall acquire good title to, and all right, title and interest of Sellers and Sellers' Affiliates in and to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The Purchased Assets constitute all of the assets, rights and properties (other than the Reformulation Intellectual Property) necessary for the operation of the Business as currently operated by Sellers and their Affiliates. In addition, the Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear where applicable) and, to Sellers' Knowledge, there are no facts or conditions affecting the Purchased Assets which could, individually or aggregated with other effects or conditions, interfere in any material respect with the use or operation thereof as currently used or operated, or their adequacy for such use. Other than the Purchased Assets, there are no items of tangible personal property owned by Sellers and used primarily in connection with the Business.

            (b) To Sellers' Knowledge, the Filling Machine meets all of AAI's and all of the Filling Machine's manufacturer's specifications for use in the filling stage of the production process of the dual-chambered M.V.I.-12 and M.V.I.-Adult.

            Section 6.10 Litigation. Except as set forth in Section 6.10 of the Sellers Disclosure Schedule, there are no Actions or Proceedings (including, but not limited to,

Actions or Proceedings initiated by the FDA or the Securities and Exchange Commission) pending or, to the Knowledge of Seller, threatened or reasonably anticipated against, directly relating to, affecting or arising in connection with (a) the Purchased Assets or the Business; (b) this Agreement; (c) the transactions contemplated by this Agreement; or (d) the Products. No Seller and no Affiliate of any Seller is subject to any Order that could reasonably be expected to materially impair or delay the ability of Sellers to perform their obligations hereunder.

            Section 6.11 Compliance with Law. (a) Except to the extent that it is not reasonably likely to have an Adverse Effect, Sellers have at all times conducted the Business in compliance with all applicable Laws, and, except as set forth on Section 6.11 of the Sellers Disclosure Schedule, the Regulatory Approvals were properly submitted and have been approved by, and the Regulatory Approvals are in good standing with the FDA. Except as set forth in Section 6.11 of the Sellers Disclosure Schedule, since August 17, 2001, Sellers have timely filed with the FDA all required notices, supplemental applications and annual or other reports or documents, including adverse experience reports, with respect to the Regulatory Approvals that are material to the Business. Since August 17, 2001, with respect to each Product for which a Regulatory Approval has been approved by the FDA, Sellers and their Affiliates have acted, and to Seller's Knowledge, all other Persons which have performed operations covered by the application acted, in compliance in all material respects with 21 U.S.C. Sections 351, 352 and 355; 21 C.F.R. Parts 210, 211, 221 or 314 et seq.,
respectively, and all terms and conditions of such applications. Any and all development of analytic testing methods by Sellers and their Affiliates has been conducted in accordance with protocols and standard operating procedures of Sellers and their Affiliates.

            (b)   NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY,
(I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY ANALYTICAL TESTING METHODS NOT DEVELOPED BY SELLERS, AND (II) BUYER ACKNOWLEDGES THAT, AS OF THE DATE HEREOF, THE REGULATORY APPROVAL WITH RESPECT TO M.V.I. NO K HAS NOT BEEN APPROVED BY THE FDA, AND SELLERS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO WHETHER SUCH REGULATORY APPROVAL WILL BE APPROVED BY THE FDA, OR WHETHER THE FDA WILL REQUIRE FURTHER ACTIVITY PRIOR TO THE APPROVAL OF SUCH REGULATORY APPROVAL.

            (c) The Inventory, as of the Closing meets the applicable specifications for the Inventory set forth in the applicable Regulatory Approvals.

            (d) Sellers have not received any written notice that any Governmental or Regulatory Authority has commenced, or, to the Knowledge of Sellers, threatened in writing to initiate any action to withdraw its approval or request the recall of any Product, or commenced or threatened in writing to initiate any action to enjoin production of any Product at any facility.

            (e) Sellers have made available to the Buyer, on or prior to the tenth Business Day following the date of this Agreement, copies of all (A) Regulatory Approvals; (B) reports of inspection observations in Sellers' possession; (C) establishment inspection reports in Sellers' possession; (D) certificates of analysis for each lot of Inventory; and (E) warning letters as well as any other documents received by Seller from the FDA or any other Governmental or Regulatory Authority to the extent relating to the Products and/or arising out of the conduct of the Business that assert ongoing lack of compliance with any applicable Law or regulatory requirements (including those of the FDA) by Seller. Seller shall make certificates of analysis for each lot of Inventory available to Buyer as they become available to Sellers. Nothing in this subparagraph (e) shall be construed as requiring Sellers to deliver any of the foregoing to Buyer before the Closing Date.

            Section 6.12 Inventory. Buyer will receive at Closing, good and marketable title to the Inventory free and clear of any Encumbrances other than Permitted Encumbrances.

            Section 6.13 Marketing Materials. Seller or its Affiliates at Closing will have good and marketable title to the Marketing Materials free and clear of any Encumbrances other than Permitted Encumbrances.

            Section 6.14 Brokers. Sellers have not retained any broker in connection with the transactions contemplated hereunder. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Sellers.

            Section 6.15 No Non-Competition Agreements or Preferential Obligations. The Purchased Assets are not subject to any non-competition agreements with, or other agreements granting preferential rights to purchase or license the Purchased Assets to, Third Parties.

            Section 6.16 Novation. Since on or about October 1, 2002, Sellers and Novation, LLC ("Novation") have been operating under an arrangement whereby both Novation and Sellers notified Novation designated wholesalers of pricing negotiated between Sellers and Novation. Since October 1, 2002 Sellers have been paying administration fees of 2% of net sales to Novation consistent with this arrangement.

            Section 6.17 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SCHEDULES HERETO AND THE ANCILLARY AGREEMENTS, SELLERS DISCLAIM ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING ANY INFORMATION FURNISHED BY SELLERS WITH REGARD TO THE PRODUCTS, THE PURCHASED ASSETS AND THE BUSINESS, INCLUDING THE FUTURE PROFITABILITY OF THE PURCHASED ASSETS, THE PRODUCTS

OR THE BUSINESS, AND IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                                  ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate Sections hereof) supplied by Buyer to Sellers and dated as of the date hereof (the "Buyer Disclosure Schedule"), which Buyer Disclosure Schedule shall be deemed to be representations and warranties of Buyer as if made herein, as follows:

            Section 7.01 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Delaware General Corporation Law and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer or materially impair or delay Buyer's ability to perform its obligations hereunder. Mayne Group Limited owns indirectly 100% of the shares of capital stock or similar equity interest of Buyer.

            Section 7.02 Authority of Buyer. Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and each Ancillary Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by Law, its Certificate of Incorporation, Bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and each Ancillary Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, when executed and delivered by Sellers, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Each Ancillary Agreement, when executed and delivered by Seller and the other parties thereto, will constitute a legal, valid and binding obligation of Sellers enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

            Section 7.03 Consents and Approvals. Section 7.03 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any

Governmental or Regulatory Authority that is required by Buyer in connection with the execution and delivery of this Agreement and each Ancillary Agreement by Buyer or the performance of its obligations hereunder and thereunder (the "Buyer Governmental Consents"). No other consents, waivers, approvals, authorizations, registrations, declarations or filing with or from any Person is required in order for Buyer to consummate the transactions contemplated hereby.

            Section 7.04 Non-Contravention. The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer;

            (b) assuming the receipt and/or making, as the case may be, of the Buyer Governmental Consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or

            (c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which Buyer is a party or by which Buyer or any of its assets is bound.

            Section 7.05 Litigation. There are no Actions or Proceedings pending, or to the Knowledge of Buyer threatened or anticipated, against, relating to, affecting or arising in connection with (a) this Agreement or (b) the transactions contemplated by this Agreement. Buyer is not subject to any Order that could reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations hereunder.

            Section 7.06 Brokers. Buyer has not retained any broker in connection with the transactions contemplated hereunder. Sellers have no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.

            Section 7.07 Financial Capability. On the Closing Date, Buyer will have sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.

                                  ARTICLE VIII

                            COVENANTS OF THE PARTIES

            Section 8.01 Conduct of Business. (a) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer shall otherwise agree in writing in advance, Sellers shall conduct the Business in the Ordinary Course of Business and use their commercially reasonable efforts to preserve and maintain the Purchased Assets and the Business' relationship with its customers, suppliers, creditors and employees intact.

            (b) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Buyer shall otherwise consent, Sellers shall not, and shall cause each of their Affiliates not to, with respect to the Business and the Purchased Assets:

                  (i) incur, create or assume any Encumbrance on any of the Purchased Assets other than a Permitted Encumbrance;

                  (ii) sell, lease, license, transfer or dispose of any Purchased Assets other than finished Product sold in the Ordinary Course of Business;

                  (iii) terminate, extend, modify or amend any Multi-Product
            Contract other than in the Ordinary Course of Business;

                  (iv) enter into any contract, arrangement or commitment other than in the Ordinary Course of Business;

                  (v) dispose of or permit to lapse any rights in, to or for the use of any Transferred Intellectual Property that is Registered, or disclose to any Person that is not an employee of Buyer or Sellers any Transferred Intellectual Property not heretofore a matter of public knowledge, except pursuant to judicial or administrative process or to a Third Party under an obligation of confidentiality;

                  (vi) (A) increase the compensation of any of the Sales Employees out of the Ordinary Course of Business, (B) pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Sales Employee unless such benefit is offered to Sellers' employees generally;

                  (vii) assume or enter into any labor or collective bargaining agreement;

                  (viii) settle any claims, actions, arbitrations, disputes or other proceedings directly related to the Business or the Purchased Assets;

                  (ix) accelerate the delivery or sale of Products, or offer discounts on sale of Products or premiums on purchase of raw materials, except to the extent in the Ordinary Course of Business;

                  (x) claim or waive any rights of material value directly related to the Business or the Purchased Assets without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary casualty loss directly related to the Business or the Purchased Assets;

                  (xi) do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect; or

                  (xii) authorize or enter into any agreement or commitment with respect to any of the foregoing.

            Section 8.02 Reasonable Best Efforts. (a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action necessary, proper or advisable under applicable Laws to obtain all consents and approvals of all Governmental or Regulatory Authorities and remove any injunctions or similar impairments to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section
8.02 shall require, or be construed to require, Buyer to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Closing, any assets, businesses, or interest in any assets or businesses of Buyer or any of its Affiliates (or to consent to any sale, or agreement to sell, by Seller of any of its assets or businesses, including but not limited to the Business and the Purchased Assets) or to agree to any material changes or restriction in the operations of any assets or businesses. Subject to applicable Law relating to the sharing of information, Seller and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Seller or Buyer, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any Third Party and/or any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Seller and Buyer shall act reasonably and as promptly as practicable. The Parties will file the notification and report forms required to be filed under the Hart Scott Rodino Act within three (3) Business Days after the execution of this Agreement.

            (b) Subject to applicable Law and the instructions of any Governmental or Regulatory Authority, Seller and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their Affiliates, from any Third Party and/or any Governmental or Regulatory Authority with respect to such transactions.

            Section 8.03 Cooperation. Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, and each Party shall cooperate in the efforts of the other Party to obtain any consents and approvals of any Governmental or Regulatory Authority or Required Sellers Third Party Consents required to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, Sellers shall assist Buyer in the change of the entry in the registers of the Transferred Intellectual Property, with the costs for such entry in the registers and such assignments being borne by Buyer.

            Section 8.04 Access. (a) From the date hereof until the Closing, Sellers shall permit Buyer and its representatives to have access to Sellers' premises during regular business hours and upon reasonable advance notice, to the Purchased Assets, subject to reasonable rules and regulations of Sellers and any applicable Laws, and shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Purchased Assets as Buyer shall from time to time reasonably requests. Sellers shall instruct their employees, counsel and financial advisors to cooperate with Buyer in its investigation of the Purchased Assets.

            (b) Upon the request of Sellers, Buyer shall at all times following the Closing, to the extent permitted by Law, grant to Sellers and their representatives the right, during normal business hours, to inspect and copy the Books and Records and other documents obtained from Sellers in Buyer's possession, to the extent pertaining to Actions or Proceedings.

            Section 8.05 Public Announcements. Each of Sellers and Buyer agree that, prior and subsequent to the Closing, it and its representatives shall keep the facts surrounding the negotiation of this Agreement and the transactions contemplated hereby, disclosures made herein and hereunder, and the results of investigations and audits conducted hereunder, confidential and shall not disclose such information to any other Person through a press release or otherwise (except as necessary to carry out the terms of this Agreement or to the extent such information becomes public information or generally available to the public through no fault of such Party or its Affiliates) without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned), unless such Party has been advised by (a) counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body or (b) such Party's independent accountants that disclosure is required in such Party's public financial statements or the notes thereto. Notwithstanding the foregoing, Buyer and Seller agree that each of them may issue the joint public statement announcing the Agreement in the form attached hereto as Exhibit G promptly following the execution of this Agreement.

            Section 8.06 Bulk Sales. Buyer and Sellers waive compliance with all bulk sales Laws applicable to the transactions contemplated by this Agreement.

            Section 8.07 Tax Matters.

            (a) Sellers Liability for Taxes. Sellers shall be liable for (i) any Taxes imposed with respect to the Business, the Products or any Purchased Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended before the Closing Date, (ii) Losses directly or indirectly relating to or arising out of any liability for such Taxes, and (iii) any Transfer Taxes for which Sellers are liable pursuant to
Section 8.07(d), and Sellers shall duly and timely file all Tax Returns with respect thereto.

            (b) Buyer Liability for Taxes. Buyer shall be liable for (i) any Taxes imposed with respect to the Business, the Products or any Purchased Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning on or after the Closing Date, and (ii) Losses directly or indirectly relating to or arising out of any liability for such Taxes, and Buyer shall duly and timely file all Tax Returns with respect thereto.

            (c) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending before, and the portion of the year or period beginning on or after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the day prior to the Closing.

            (d) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transfer of the Purchased Assets (including VAT, if any), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes"), shall be paid by Sellers.

            (e) Contest Provisions. Each of Buyer and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or such other party's Affiliates) may be liable hereunder. Sellers shall be entitled to participate at their expense in the defense of any tax audit or administrative or court proceeding relating to Taxes for which it may be liable, and to employ counsel of its choice at its expense. Neither Party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other Party, which consent shall not be unreasonably withheld.

            (f) Assistance and Cooperation. After the Closing Date the Parties shall cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof. Each Party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other Party or any of its Affiliates may have a Liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in clause (i).

            (g) Maintenance of Buyer's Books and Records. Until the later of seven years after the Closing and the expiration of any applicable statute of limitations (including periods of waiver) for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Buyer shall, and shall cause its Affiliates to, retain all Books and Records with respect to the Business in existence on the Closing Date and after the Closing Date will provide Sellers access to such Books and Records for inspection and copying by Sellers, or their agents upon reasonable request and upon reasonable notice.

            Section 8.08 Ancillary Agreements. At or prior to the Closing, Sellers and Buyer shall execute each of the Ancillary Agreements to which it is intended to be a party.

            Section 8.09 Acquisition Proposals. Until the earlier of the termination of this Agreement and the Closing, Seller shall not and shall cause its officers, directors, employees, agents and representatives not to, directly or indirectly, (i) enter into any understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business to any Person other than Buyer or its Affiliates or (ii) knowingly disclose, directly or indirectly, to any Person any regulatory information, Intellectual Property or Know-How primarily related to the Business except as necessary to conduct the Business in the Ordinary Course. In the event that Sellers receive an offer for such a transaction, Sellers will provide Buyer with notice thereof as soon as practical after receipt thereof, which notice may, in Sellers' sole discretion, include the identity of the prospective buyer or soliciting party. Nothing in this
Section 8.09 shall preclude Sellers from soliciting any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements with Third Parties relating to the disposition of one or all of Sellers by way of merger, consolidation or stock purchase, provided that prior to or contemporaneously with entering into any such understandings, arrangements or agreements, Sellers shall procure from such Third Party a written agreement stating that (i) such Third Party is contractually bound to perform the obligations of Sellers under this Agreement, including the indemnification obligations set forth herein, and (ii) Buyer is an intended third party beneficiary of such written agreement with respect to the obligations of Sellers set forth in this Agreement or any Ancillary Agreement.

            Section 8.10 Corporate Names. (a) Except as set forth in this
Section 8.10, following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any names, trademarks, trade names, trade dress or logos relating to Seller or any of the Affiliates of Seller or any of their products other than those included in the Transferred Intellectual Property (the "Corporate Names").

            (b)   Buyer may use in connection with its operation of the Business
(i) for up to 12 months following the Closing (or such shorter period as any Governmental or Regulatory Authority shall designate), items of Inventory or other Product that bear any of the Corporate Names, it being understood that Buyer will use its reasonable best efforts to use or sell such items of Product containing Corporate Names prior to selling Product not containing Corporate Names; and (ii) for up to 12 months following the Closing (or such shorter period as any Governmental or Regulatory Authority shall designate), Promotional Materials that were transferred to Buyer as Purchased Assets that bear any of the Corporate Names; provided that Buyer may use such Promotional Materials only if Buyer completely removes all Corporate Names from, or completely covers all Corporate Names on, such materials. Buyer acknowledges and agrees that Sellers shall have no Liability arising out of or in connection with Buyer's or its Affiliate's use of the Marketing Materials.

            Section 8.11 Assistance in Collecting Certain Amounts. From and after the Closing Date, Buyer shall remit promptly to Sellers any payments or other sums received by Buyer that relate to any sales, shipments or other matters occurring before the Closing Date or that otherwise are properly for the account of Sellers. Sellers will pay Buyer for its reasonable out-of-pocket expenses incurred for Buyer's efforts hereunder. Sellers shall, and shall cause its Affiliates to, remit promptly to Buyer any payments or other sums received by Sellers after the Closing Date that relate to any sales or shipments made by Buyer after the Closing Date and Sellers shall use reasonable efforts to transmit to Buyer all written inquiries or orders, and to refer to Buyer all oral inquiries or orders, relating to the Business (to the extent relating to operations thereof following the Closing) that are received by Sellers following the Closing Date; provided that Buyer promptly shall reimburse Sellers for all reasonable out of pocket expenses incurred by Sellers in complying with Sellers' obligations under this Section 8.11.

            Section 8.12 Handling of Inventory. From and after the Closing, Buyer shall hold, store, and ship any Inventory in accordance with (a) all applicable Laws; (b) current Good Manufacturing Practices; (c) the applicable Regulatory Approval; and (d) applicable analytical methods and procedures, material specifications, master batch records, and stability protocols.

            Section 8.13 Differentiation of Products. From and after the Closing, and as promptly as commercially practicable (but in any event not later than six (6) months following the Closing), Buyer shall institute appropriate procedures to ensure that products and goods of the Business, the Products and the Purchased Assets manufactured, finished or sold by, or on behalf of, Buyer can be distinguished from products and goods of the Business manufactured, finished or sold by, or on behalf of, Sellers, including (with respect only to Products manufactured by or on behalf of Buyer) acquiring an NDC code different than that used by the Sellers.

            Section 8.14 Regulatory Matters. (a) Except as otherwise provided in this Agreement or in any Ancillary Agreement, from and after the transfer by Sellers to Buyer of each Regulatory Approval pursuant to the terms hereof, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Regulatory Approval, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority; (ii) taking all actions and conducting all communication with Third Parties in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval).

            (b) Except as otherwise provided in this Agreement or in any Ancillary Agreement, (i) from and after the transfer by Sellers to Buyer of each Regulatory Approval pursuant to the terms hereof, Sellers promptly shall notify Buyer if Sellers receive a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Regulatory Approval, and (ii) Sellers shall cooperate with Buyer's reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to a Product manufactured and released by or on behalf of Sellers or their Affiliates.

            (c) From and after the transfer by Seller to Buyer of each Regulatory Approval pursuant to the terms hereof, Buyer shall control all voluntary and involuntary recalls, Product withdrawals and field alerts of units of Products sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including recalls, Product withdrawals and field alerts required by any Governmental or Regulatory Authority and recalls of units of Products manufactured or released by or on behalf of Sellers or their Affiliates deemed necessary by Seller in their reasonable discretion. Seller promptly shall notify Buyer in the event that a recall, Product withdrawal or field alert of any units of Product manufactured and released by or on behalf of Seller or its Affiliates is necessary. Buyer shall consult with Sellers with respect to the necessity and procedures for any recall, Product withdrawal or field alert for which Sellers will have financial responsibility.

            Section 8.15 Chargebacks, Returns and Rebates. (a) With respect to wholesaler chargebacks and any associated administrative or service fees related to sales

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

of Products sold by or on behalf of Sellers and their Affiliates or sold by or on behalf of Buyer or its Affiliates ("Vendor Chargebacks"), Sellers shall be financially responsible for (x) all Vendor Chargebacks occurring prior to the Closing Date and (y) all Vendor Chargebacks relating to Products sold by or on behalf of Sellers and their Affiliates regardless of whether they occur prior to, on or following the Closing Date. Buyer shall be financially responsible for all other Vendor Chargebacks occurring after the Closing Date. A Party shall invoice the other Party on a monthly basis for any Vendor Chargebacks for which the other Party bears responsibility and as to which invoicing Party issues a credit or otherwise makes payment, which invoice shall include detail of such Vendor Chargebacks on an itemized basis, and the other Party shall pay all such invoices within thirty (30) days after the other Party's receipt thereof. For purposes of this Section 8.15(a), Vendor Chargebacks shall be deemed to have "occurred" on the date that the applicable wholesaler ships the related Product to its customer. For the purposes of administering this Section 8.15(a), Vendor Chargebacks shall be apportioned between Buyer and Sellers on a "first in, first out" basis, with Vendor Chargebacks (and returns that Sellers are responsible for from the Pipeline Inventory that can be determined to originate from a wholesaler) applied against or in respect of Pipeline Inventory until Vendor Chargebacks exceed Pipeline Inventory. Notwithstanding the foregoing, if chargebacks exceed the sum of Pipeline Inventory and Buyer's sales of Products, the excess chargebacks shall be attributed to Seller. Any amounts owed by a Party pursuant to this Section 8.15(a) which are not paid when due shall bear interest at 1.5% per month.

            (b) Buyer will be responsible for all returns of Products sold on or after the Closing, and Seller will be responsible for returns of Products sold before the Closing. The responsibility for returns shall include, without limitation, issuing an appropriate credit or making an appropriate reimbursement to the returning third party. Notwithstanding the foregoing, in the event Buyer receives Product from lots that include Product that was sold by Seller or its Affiliates prior to the Closing (each a "Partial Lot"), Seller shall be responsible for all returns of Product included in such Partial Lot (regardless of who sold such Product). Each Party shall destroy Product returned to it in accordance with Applicable Laws regardless of whether it had the responsibility for the returned Product pursuant to this Section 8.14(a). A Party may invoice the other Party for the actual expenses incurred as a result of destroying Product for which the other Party is responsible, including without limitation, fees paid to third persons for receiving and processing such returned Product. Such other Party will pay such invoice within thirty (30) days of the date of invoice. No Party shall issue a credit to a Third Party or reimburse a third person attributable to returns for which the other Party is responsible. Party is responsible, including without limitation, fees paid to third persons for receiving the processing such returned Product. Such other Party will pay such invoice within thirty (30) days of the date of invoice. Each Party shall assist with processing chargebacks and returns where documentation is required to reconcile and resolve issues with Third Parties.

            (c) Seller will process and be responsible for the administration and payment of all federal, state, local and private managed care programs, including

Medicaid/Medicare rebates (collectively, "Rebate Programs"), in each case, related to Products sold under Seller's NDC code, regardless of whether such Product was sold by Seller or Buyer; provided, however, that Seller will invoice Buyer with sufficient detail to adequately support the charges in the invoice related to payments associated with rebate programs or Products sold by Buyer after Closing.

            (d) Sellers shall process and be responsible for the administration and payment of the quarterly Premier and CHHPS market share rebate programs that relate to calendar quarters prior to the Closing, the calendar quarter in which the Closing occurs, and the first calendar quarter after the calendar quarter in which the Closing occurs. Buyer shall be responsible for the administration and payment of all other quarterly rebates with respect to such programs after the Closing. Sellers will not be responsible for any increases in such rebate amounts as a result of the changes made by Buyer to such rebate programs.

            (e) Buyer acknowledges that Seller will require certain information from Buyer in order to calculate the Medicaid rebate for Products bearing Seller's NDC number. Accordingly, Buyer agrees that, from and after the Closing Date until the date which is one calendar year after the expiration date of the last lot of Products produced with Sellers' NDC number, Buyer will provide to Seller, concurrently with its timely delivery of related information to the Centers for Medicare and Medicaid Services (or any successor agency), the following information: (a) the "best price" (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(C)) for each Product identified by NDC number, (b) the "average manufacturer price" (as defined under the Social Security Act, 42 U.S.C. Sections 1396r-8(k)(1)) for each Product identified by NDC number, and (c) any additional data or other information related to such Medicaid issues reasonably requested by Seller.

            (f) The Parties acknowledge that the VA National Acquisition Center must approve the removal of the Products from Seller's Federal Supply Schedule ("FSS") before the responsibility of processing such chargebacks is transferred from Seller to Buyer. Accordingly, in the event such approval is not obtained prior to the Closing Date, Seller shall continue to be responsible for processing the FSS chargebacks on Buyer's behalf, and Buyer shall reimburse Sellers for the actual chargebacks paid.

            (g) Seller shall be financially responsible for all rebates, wholesaler administration fees and group purchasing organization management fees associated with, and all other forms of discounts granted by Seller or any of its Affiliates with respect to, and any claims for overcharges relating to, any Products manufactured or released by or on behalf of by Seller and its Affiliates, including, without limitation, rebates owed to state Medicaid programs and patient assistance or indigent programs.

            (h) In the event that Buyer increases the published Wholesaler Acquisition Cost ("WAC") of any of the Products, Buyer shall (i) promptly notify Sellers of such increase and (ii) reimburse Sellers, promptly following Buyers' receipt of Sellers' demand therefor, the increase in amounts associated with returns, rebates or chargebacks for which Sellers are responsible as a result of such increase in WAC.

            Section 8.16 Further Assurances. (a) On and after the Closing, Seller shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to more effectively vest in Buyer good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets) and more effectively confirm Sellers' retention of the Excluded Liabilities.

            (b) On and after the Closing, Buyer shall from time to time, at the request of Seller, take such actions as Seller may reasonably request in order to more effectively confirm Buyer's assumption of the Assumed Liabilities.

            Section 8.17 Guaranty. Buyer shall cause Mayne Group Limited to execute a Guaranty in the form attached hereto and incorporated herein by reference as Exhibit I (the "Guaranty") prior to the Closing.

            Section 8.18 Inventory, etc. (a) Within 30 days following the Closing, Seller shall pay to Buyer, with respect to each presentation of each Product other than M.V.I. No-K and M.V.I Adult, an amount of cash equal to the product of (i) the number of units, if any, by which (A) the number of units of such presentation delivered to Buyer pursuant to Section 5.02(c)(1) and having a shelf life extending past nine (9) months from the Closing with respect to all Inventory in the unit vial presentation and the first anniversary of Closing with respect to all other presentations of the Inventory is less than (B) the product of three, multiplied by Seller Monthly Volume for such presentation, multiplied by (ii) Sellers' cost of goods sold per unit for such presentation as of the Closing Date.

            (b) Within 30 days following May 30, 2004, Seller shall pay to Buyer, with respect to each presentation of the M.V.I Adult, an amount of cash equal to the product of (i) the number of units, if any, by which (A) the number of units of such presentation of M.V.I Adult delivered to Buyer from a Third Party on or before May 30, 2004 and having a shelf life extending past nine (9) months as of the date of delivery with respect to all such M.V.I Adult in the unit vial presentation and the first anniversary of delivery with respect to all other presentations of the M.V.I Adult is less than (B) the product of three, multiplied by Seller Monthly Volume for such presentation, multiplied by (ii) Buyer's cost of goods sold per unit for such presentation.

            (c) Within 45 days following the Closing, Sellers shall furnish to Buyer inventory reports and sales data obtained from each wholesaler specifying, with respect to each wholesaler to which Sellers have sold any presentation of any Product, and with respect to each such presentation, the on-hand and in-transit inventory of such presentation (identifying units by list number) held by such wholesaler as of the Closing Date (the number of units of such presentation so held by such wholesaler, the "Pipeline

Inventory"). Within 60 days following the Closing, Sellers shall pay to Buyer, with respect to each presentation of any Product held by such wholesaler, an amount of cash equal to the product of (i) the number of units, if any, by which
(A) such wholesaler's Pipeline Inventory for such presentation exceeds (B) the product of two, multiplied by such wholesaler's Wholesaler Monthly Volume for such presentation, multiplied by (ii) the Gross Margin for such presentation.

            Section 8.19 Certain Quality Assurance Matters. (a) Sellers shall conduct or cause to be conducted a reasonable investigation concerning the out of specification aluminum levels in the unit vial presentation of M.V.I.-12 and/or M.V.I. Adult (to the extent applicable) (the "Aluminum Issue"), and shall cause Enzon, Inc. and AstraZeneca LP to cooperate and participate in such investigation pursuant to reasonable protocols. Not later than the tenth calendar day prior to the Closing, Sellers shall deliver to Buyer a written report reasonably satisfactory to Buyer describing to Sellers' Knowledge, as of the date of delivery of such report, the cause, or, if not Known, the potential causes, of the Aluminum Issue, identifying the Person or Persons involved with the Aluminum Issue, and specifying in reasonable detail the potential actions necessary to rectify the Aluminum Issue (the "Aluminum Report").

            (b) Sellers shall be financially responsible for, and shall pay to Buyer promptly following Sellers' receipt of Buyer's request therefor, an amount of cash equal to the product of (i) the number of units of M.V.I.-12 and M.V.I.-Adult in the unit vial presentation that is included in the Inventory or purchased by Buyer or its Affiliates prior to the one year anniversary of the Closing that is tested by or on behalf of Buyer which Buyer or its agents (including Seller, acting pursuant to any Ancillary Agreement) and is determined to be "out of specification" as a result of Aluminum Issue, multiplied by (ii) Buyer's cost of good sold per unit of such Product; it being understood that Sellers may not seek payment from Buyer to the extent that Buyer recovers reimbursements from Third Parties as a result of the circumstances to which such payments relate, and Buyer shall diligently seek to secure such reimbursements prior to making any claim pursuant to this Section 8.19(b) if Buyer has reasonable grounds to believe that any such Third Party is obligated to make such reimbursements, provided that Sellers shall bear Buyer's reasonable costs in seeking such reimbursements; and (ii) Buyers shall not be obligated to seek such reimbursements from Third Parties following the first anniversary of the Closing. Notwithstanding the foregoing, Sellers shall be financially responsible for all testing required to assess the Products' compliance with specifications relating to aluminum in the event Buyer seeks the reimbursement described herein.

            (c) Prior to the Closing, Seller shall cause AstraZeneca LP to grant to Buyer and its employees, representatives and agents, reasonable access to AstraZeneca LP's personnel and premises where Product is manufactured for the purpose of conducting a due diligence evaluation concerning the manufacturing and quality processes utilized by AstraZeneca LP with respect to the Products manufactured by AstaZeneca LP (the "AstraZeneca Investigation").

            Section 8.20 Royalty. (a) Within 30 days following the end of each M.V.I. No K Sales Year, Buyer shall pay to Sellers an amount of cash equal to the product of (x) 10% of (y) the amount of M.V.I. No K Sales made during each M.V.I. No K Sales Year that exceeds $6,000,000 (each such payment, a "Royalty Payment"). For purposes of this Agreement, a M.V.I. No-K Sale will be deemed to have been made as of the recorded sale date according to GAAP.

            (b) For purposes of this Agreement, the first "M.V.I. No K Sales Year" means the period beginning on the date of the first M.V.I. No K Sale and ending on the last day of the calendar month that contains the one year anniversary of the first M.V.I. No K Sale, and each "M.V.I. No K Sales Year" thereafter means each consecutive twelve calendar month period thereafter.

            (c) Buyer will pay the Royalty Payment in immediately available funds by wire transfer into a bank account or accounts designated by Buyer no later than two Business Days prior to the due date for such Royalty Payment. Any late Royalty Payment shall include interest on the unpaid amount at a rate equal to the lesser of (i) 1.5% per month and (ii) the highest rate allowable under applicable usury Laws.

            (d) Upon prior written notice and at mutually agreeable times, Sellers shall have the right to inspect Buyer's records related to M.V.I. No K Sales no more than one (1) time during any M.V.I. No K Sales Year for the purpose of auditing the Sales Reports with respect to the calculation of the Royalty Payment. If, upon inspection of the books of account and records of Buyer, Sellers discover that it did not receive the correct Royalty Payment, Sellers shall notify Buyer of such discovery. Within thirty (30) days of receipt of Sellers' notice, Buyer shall pay to Sellers the difference between what was paid and what should have been paid. If the difference of the underpayment exceeds five per cent (5%) of the Royalty Payment owed, then Buyer shall bear Sellers' reasonable costs in connection with such inspection, including all reasonable legal and auditors fees. If Sellers' inspection of the books of account and records reveals that Buyer overpaid a Royalty Payment, Sellers shall pay to Buyer such overpayment within thirty (30) days of the discovery of such overpayment.

            Section 8.21 Sales Employees. (a) Until one month following the Closing, to the extent permitted by applicable Laws, Sellers shall deliver to Buyer such reasonable compensation and employment information as Buyer shall reasonably request, including but not limited to a schedule showing each Sales Employee's base salary, annual bonus, commissions, perquisites, medical, pension and savings benefits and severance benefits. From time to time following the date of this Agreement, Seller shall provide Buyer with reasonable access to each Sales Employee for purposes of allowing Buyer to extend an offer of employment to such Sales Employee. Buyer shall not be under any obligation to offer to employ any Employee or offer any particular salary, bonus, commissions, perquisites or benefits to any Sales Employee in connection with any such offer of employment. In the event that Buyer extends an offer of employment to any Sales Employee, Buyer shall so notify Sellers, and thereafter Sellers shall take no actions which would encourage such Sales Employee to reject Buyer's offer and shall not make any counteroffer to such Sales Employee. In no event shall Sellers be obligated to imply such Sales Employees will be terminated for failure to accept Buyer's offer.

            (b) Non-Solicitation. For the period commencing from the date hereof and expiring on the second anniversary of the Closing Date, Sellers agree that they and their Affiliates will not directly or indirectly (i) induce, encourage or solicit any Applicable Employee to reject Buyer's offer of employment, leave such employment with Buyer or accept any other position or employment or (ii) assist any other entity in hiring any Applicable Employee; provided that this sentence shall not prohibit solicitations made in connection with broad-based recruiting efforts not directed specifically at the Sales Employees or any particular Sales Employee(s). For the period commencing from the date hereof and expiring on the second anniversary of the Closing Date, Buyer agrees that it and its Affiliates will not directly or indirectly induce, encourage or solicit any Sales Employee who has rejected an offer of employment from Buyer to leave employment with any Seller or accept any other position or employment or assist any other entity in hiring any such Sales Employee; provided that this sentence shall not prohibit solicitations made in connection with broad-based recruiting efforts not directed specifically at the Sellers' employees or any particular employee of any of the Sellers.

            (c) Sellers shall remain responsible for the payment of all benefits that accrue as a result of events occurring prior to the date of the separation from Sellers of the Sales Employees who have elected to accept employment with Buyer (the "Applicable Employees") under each of such Sellers' or its Affiliates' compensation plans, "employee benefit plans" (as defined in Section 3(3) of ERISA) and stock, incentive and bonus plans (collectively, "Benefit Plans"). Buyer shall not at any time assume any Liability under any of Sellers' Benefit Plans for the payment of any benefits to any active or any terminated, vested or retired participants (or any of their beneficiaries) in any of the Benefit Plans. Buyer assumes no obligation to continue or assume any Benefit Plans or Liabilities of Seller under any Benefit Plans. With respect to any Applicable Employee (and any dependent or beneficiary of any such Applicable Employee), Sellers shall retain all liabilities and obligations accruing to the date of the Applicable Employee's separation from Sellers arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) and any other "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (collectively, "Welfare Plans") maintained for the benefit of Sellers' employees and their dependents and other beneficiaries under each such plan or similar arrangement, and such liabilities and obligations shall constitute Excluded Liabilities. Buyer shall be responsible only for liabilities and obligations with respect to claims incurred by any Applicable Employee (and any independent beneficiary of any such Applicable Employee) on or after the Closing Date which are covered under any life, accident, medical or dental plan or similar arrangement (whether or not insured) established or made available by Buyer for the benefit of Applicable Employees and their dependents and beneficiaries on or after the Closing Date. Sellers shall retain any obligation for payment during the period ending on the date of separation of the Applicable Employee's separation from Sellers of long or short-term disability claims arising from disabilities of Applicable Employees that occurred prior to the Closing Date. For the purpose of determining claims under any medical, dental, vision or prescription drug plan, a claim generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made, except that disability claims shall be deemed to have been incurred on the date the Applicable Employee becomes disabled.

            Section 8.22 Certain Payments. Following the Closing: Sellers shall reimburse Buyer, promptly following Sellers' receipt of Buyer's request therefor, for any and all payments made or required to be made by Buyer or any of its Affiliates in connection with the last sentence of Section 3.6 of that certain Interim Supply Agreement, dated as of August 17, 2001, between AstraZeneca LP and Seller, as amended by the first amendment thereto dated as of July 22, 2003 (such Interim Supply Agreement, as so amended, the "Supply Agreement"), and Section 2.4 of the Supply Agreement with respect to (i) the conversion from M.V.I.-12 to M.V.I.-Adult and (ii) the initial validation of M.V.I. No K.

            Section 8.23 Multi-Product Contracts. From and after the Closing Date, Buyer shall honor and perform all obligations and liabilities of Sellers under and pursuant to each Multi-Product Contract with respect to supplying the applicable Product to the applicable Third Party after the Closing Date, it being understood that Buyer shall be entitled to enjoy the benefits, and shall be required to bear the burdens, of such performance. Sellers shall provide reasonable assistance to Buyer with respect to Buyer's entering into replacement contracts on substantially the same terms as the Multi-Product Contracts. Prior to the earlier of (i) the execution of such a replacement contract with respect to a Multi-Product Contract, and (ii) the one year anniversary of the Closing Date, Seller shall not cause any Product to be deleted from such Multi-Product Contract or terminate any portion of such Multi-Product Contract with respect to any Product, and Sellers shall maintain such Multi-Product Contract on behalf of Buyer, Buyer shall be entitled to enjoy the benefits, and Buyer shall be required to bear the burdens, of such performance.

            Section 8.24 Noncompete. Prior to the tenth anniversary of the Closing Date, Sellers shall not, and shall cause their Affiliates not to, engage in the marketing, promotion or sale of any parenteral multivitamin products anywhere in the world; provided that this Section 8.24 shall not restrict Sellers or any of their Affiliates from marketing, promoting or selling any such products that are marketed or sold by, or are in development by, any entity with which any Seller may consummate a business combination as of the date of consummation of such business combination.

                                   ARTICLE IX

                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

            The obligation of Sellers to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Sellers), at or before the Closing, of each of the following conditions:

            Section 9.01 Representations, Warranties and Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

            Section 9.02 Covenants. The covenants and agreements of Buyer to be performed on or prior to the Closing have been duly performed in all material respects.

            Section 9.03 Ancillary Agreements. The Ancillary Agreements shall have been duly executed and delivered by each party thereto, other than Sellers.

            Section 9.04 Certificate. Seller shall have received a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 9.01 and 9.02 have been satisfied.

            Section 9.05 No Actions or Proceedings. There shall not be pending or threatened any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by Buyer or any of its Affiliates of any material portion of the business or assets of Buyer (including the Business) or any of its Affiliates.

            Section 9.06 Consents. All Seller Governmental Consents, Required Seller Third Party Consents and Buyer Governmental Consents shall have been obtained or made, as the case may be, and the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act applicable to the transactions contemplated hereby shall have expired or been terminated.

            Section 9.07 Bank of America Consent. Seller shall have received from Bank of America, administrative agent for Sellers' credit facility (and from all lenders associated therewith), a release of the liens and UCC security interests associated with such credit facility from the Purchased Assets.

            Section 9.08 Buyer Deliveries. Buyer shall have delivered to Sellers all deliveries required pursuant to Section 5.02(b) hereof.

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            Section 9.09 Other Closing Deliveries. Buyer shall have delivered to
Seller such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Seller.

                                   ARTICLE X

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

            The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of each of the following conditions:

            Section 10.01 Representations, Warranties and Covenants. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date).

            Section 10.02 Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

            Section 10.03 Ancillary Agreements. The Ancillary Agreements shall have been duly executed and delivered by each party thereto, other than Buyer.

            Section 10.04 Certificate. Buyer shall have received a certificate, signed by a duly authorized officer of Seller and dated the Closing Date, to the effect that the conditions set forth in Sections 10.01 and 10.02 have been satisfied.

            Section 10.05 No Actions or Proceedings. There shall not be pending or threatened any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by Buyer or any of its Affiliates of any material portion of the business or assets of Buyer (including the Business) or any of its Affiliates.

            Section 10.06 Consents. All Sellers Governmental Consents, Required Sellers Third Party Consents and Buyer Governmental Consents shall have been obtained or made, as the case may be, the waiting period (and any extension thereof) under the Hart-Scott-Rodino-Act applicable to the transactions contemplated hereby shall have expired or been terminated, and Buyer shall have received documentary evidence confirming that this condition has been satisfied.

            Section 10.07 Bank of America Consent. Sellers shall have furnished to Buyer evidence that Sellers have received from Bank of America, administrative agent for Sellers' credit facility (and from all lenders associated therewith), a release which is reasonably satisfactory to Buyer of the liens and UCC security interests associated with such credit facility from the Purchased Assets.

            Section 10.08 AstraZeneca Investigation. Buyer shall have completed the AstraZeneca Investigation and shall be satisfied, in its reasonable discretion, that (i) the Products are being manufactured in substantial compliance with FDA regulations (including CGMPs), and (ii) that it is technically feasible for the Products to be manufactured in Buyer's facility in Aguadilla, Puerto Rico.

            Section 10.09 Seller Deliveries. Seller shall have delivered to Buyer all deliveries required to be delivered on or prior to the Closing Date pursuant to Section 5.02(a) hereof.

            Section 10.10 Other Closing Deliveries. Seller shall have delivered to Buyer such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Buyer.

                                   ARTICLE XI

                                 INDEMNIFICATION

            Section 11.01 Survival of Representations, Warranties, Etc. The representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing and remain in full force and effect until the Expiration Date. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate on the Expiration Date; provided that if notice of any claim for indemnification pursuant to Section 11.02(a)(ii) or 11.02(b)(ii) shall have been given prior to the Expiration Date and such notice describes with reasonable specificity or description the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.

            Section 11.02 Indemnification.

            (a) By Sellers. Subject to Section 11.03, from and after the Closing, Sellers shall jointly and severally indemnify, reimburse, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees and agents from and against any and all Losses to the extent incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Sellers herein or in any Ancillary Agreement;
(ii) the inaccuracy or breach of any representation or warranty made by Sellers in this Agreement or in any certificate delivered pursuant to this Agreement;
(iii) the Excluded Liabilities; (iv) Government Rebates or Other Rebates arising out of Sellers' fraudulent or criminal conduct; (v) the conduct of the Business prior to the Closing; (vi) recalls, withdrawals and field alerts with respect to Products manufactured and released by or on behalf of Sellers or their Affiliates and (vii) Losses to

Buyer arising from the breach by any employee or former employee of any of the Sellers of any confidentiality, nondisclosure, assignment or similar agreement with Seller.

            (b) By Buyer. Subject to Section 11.03, from and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers, its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses to the extent incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant or agreement of Buyer herein or in any Ancillary Agreement; (ii) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered pursuant to this Agreement; (iii) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities; (iv) the use by Buyer or its Affiliates of the Marketing Materials; and (v) the conduct of the Business after Closing; and (vi) recalls, withdrawals and field alerts with respect to Products manufactured and released by or on behalf of Buyer or its Affiliates.

            (c) Procedures. Any Person entitled to be indemnified, reimbursed, defended and held harmless pursuant to this Agreement (an "Indemnified Party") shall give the Party obligated to indemnify, reimburse, defend and hold harmless such Person (the "Indemnifying Party") written notice (an "Indemnification Claim Notice") within 30 days (or such other additional reasonable period that the Indemnified Party can establish is reasonably necessary to permit it to determine whether to make a request for indemnification) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b); provided that the failure timely to give an Indemnification Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that the Indemnifying Party can establish that such failure had a prejudicial effect on the defenses available to the Indemnifying Party with respect to such claim. Each Indemnification Claim Notice must contain a reasonable description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received from any Third Party in respect of any Losses.

            (d) Third Party Claims. With respect to Damages arising from claims of any Third Party that are subject to indemnification as provided for in
Section 11.02(a) or Section 11.02(b) (a "Third Party Claim"):

                  (i) The Indemnifying Party shall be entitled, to the extent permitted by applicable Law, to assume and control the defense of such Third Party Claim with counsel approved by the Indemnified Party (which approval may not unreasonably be withheld, delayed or conditioned). If the Indemnifying Party elects to assume and control such defense, it shall be conclusively established that the Indemnifying Party is obligated (subject to the other provisions of this Article XI) to indemnify and reimburse the Indemnified Party in respect of the matters described in the Indemnification Claim Notice. Notwithstanding the foregoing, if (i) the

            Indemnified Party shall have reasonably concluded that there is a reasonable probability that the Third Party Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which the Indemnified Party would be entitled to indemnification or reimbursement under this Article XI, or (ii) the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then, in either such case, the Indemnifying Party shall not have the right to assume or control such defense.

                  (ii) After the Indemnifying Party duly assumes the defense of such Third Party Claim:

                        (A) The Indemnified Party shall have the right to, but shall not be obligated to, employ separate counsel and to participate in the defense of such Third Party Claim. The Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and disbursements of such separate counsel as incurred, if: (I) the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party,
                  (II) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after electing to assume the defense of the Third Party Claim or fails to diligently pursue the defense of such Third Party Claim, or
                  (III) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

                        (B) The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in connection with such defense and all costs and expenses incurred by the Indemnified Party in connection therewith shall be a liability of, and shall be paid by, the Indemnifying Party as incurred.

                        (C) The Indemnifying Party shall not settle, compromise, admit liability or consent to the entry of judgment in connection with such Third Party Claim, nor shall it offer to do so, in any such case without the Indemnified Party's written consent, unless (I) no finding or admission of any violation of Law or any violation of the rights of any Person can be made as the result of such action and such action will have no effect on other claims that have been made or are reasonably likely to be made against the Indemnified Party, and (II) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

                        (D) The Indemnifying Party shall have no liability with respect to any compromise, settlement or discharge of the Third Party Claim effected without its written consent (which consent may not unreasonably be withheld, delayed or conditioned), unless the Indemnifying Party, after taking control of the defense, fails to continue to diligently pursue the defense of such claim.

                  (iii) If the Indemnifying Party has not provided written
            notice to the Indemnified Party of its election to assume and control the defense of such Third Party Claim within 10 days following its receipt of the Indemnification Claim Notice, then (A) the Indemnifying Party shall be bound by any action taken, or any compromise or settlement effected by the Indemnified Party prior to the assumption of such defense by the Indemnifying Party, and (B) to the extent that such Third Party Claim is subject to indemnification or reimbursement with respect to the Third Party Claim (which it shall be conclusively subject to reimbursement if the Indemnifying Party later takes control of the defense), all costs and expenses incurred by the Indemnified Party in defending the Third Party Claim (including but not limited to legal, accounting and other professional fees and disbursements, removal costs, remediation costs, closure costs and expenses of investigation, preparation, defense and ongoing monitoring) shall be a liability of, and shall be paid by, the Indemnifying Party as incurred. If the Indemnifying Party has not provided such notice within 60 days following its receipt of the Indemnification Claim Notice, the Indemnifying Party shall thereafter have no right to assume or control such defense.

            (e) The Indemnified Party and the Indemnifying Party shall keep each other fully informed concerning the status of such Third Party Claim and any related proceedings at all stages thereof, and shall render to each other such assistance as they may reasonably require of each other and shall cooperate with each other in good faith in order to ensure the proper and adequate defense of such Third Party Claim.

            (f) The Indemnified Party and the Indemnifying Party shall use commercially reasonable best efforts to avoid production of confidential information (consistent with applicable Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of the Indemnified Party and the

Indemnifying Party to be made so as to preserve any applicable attorney-client or work-product privileges.

            (g) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third Party Claim or the matters alleged therein, and agrees that process may be served on such Party with respect to any such claim anywhere in the world.

            Section 11.03 Limitations. (a) The amount of any Losses under
Section 11.02(a) or Section 11.02(b), as the case may be, shall be reduced by the net amount of any insurance proceeds actually paid to the Indemnified Party as a result of the matters underlying such claim, after upward adjustment for any premium increases attributable to the matters underlying such claim. The reduction specified in this Section 11.03(a) shall not be applied to the extent insurance proceeds are paid by the Indemnified Party's self-insurance program.

            (b) To the extent permitted by Law, any payment made by an Indemnifying Party pursuant to this Article XI shall be treated on the Parties' Tax returns as an adjustment to the Purchase Price for all Tax purposes. The portion of any such payment that is reasonably attributable to a particular Purchased Asset shall be deemed to be an adjustment to the consideration allocated to such Purchased Asset. The portion of any such payment that is not reasonably attributable to a particular Purchased Asset shall be deemed to be an adjustment to the consideration allocated to all Purchased Assets, with such adjustment calculated on a pro rata basis. The rights to indemnification and reimbursement under this Article XI shall not be subject to set-off for any claim by any Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim.

            (c) In the event a claim for indemnification or reimbursement under this Article XI shall have been finally determined, the amount of the related Losses shall be paid by the Indemnifying Party to the Indemnified Party on or before the thirtieth (30th) day after such final determination, by wire transfer of immediately available funds. Any claim, the Indemnifying Party's liability therefor and the amount of the related Losses shall be "finally determined" when the parties to such claim have so determined by mutual written agreement or, if disputed, when a final and non-appealable Order of a court of competent jurisdiction shall have been entered concerning such matters. Such Losses paid later than thirty (30) days after being finally determined will accrue interest at a rate equal to the lesser of 1.5% per month and the maximum interest rate allowed by applicable Laws.

            (d)   In no event shall Sellers be liable for any Losses pursuant to
Section 11.02(a)(ii) unless and until the aggregate amount of all such Losses exceeds $1,000,000 (the "Threshold Amount"), in which case Sellers shall, subject to the next sentence, be liable for all such Losses in excess of the Threshold Amount. The cumulative aggregate amount of Losses for which Sellers shall be liable pursuant to Section 11.02(a)(ii) shall be one hundred million dollars ($100,000,000) if the Remaining Purchase Price is not paid and one hundred five million dollars ($105,000,000) if the Remaining Purchase Price is paid.

            (e) No Party shall be liable for consequential damages other than lost profits. Sellers shall not be liable for lost profits other than pursuant to Section 11.02(a)(ii) and the cumulative aggregate amount of lost profits for which Sellers shall be liable pursuant to Section 11.02(a)(ii) shall be twenty five million dollars ($25,000,000). Buyer shall not be liable for lost profits other than pursuant to Section 11.02(b)(ii) and the cumulative aggregate amount of lost profits for which Buyer shall be liable pursuant to Section 11.02(b)(ii) shall be twenty five million dollars ($25,000,000). No Party shall be liable pursuant to this Article XI for any treble or punitive damages, or for any speculative damages, except, in any such case, for those awarded by a court of competent jurisdiction in connection with a Third Party Claim asserted against an Indemnified Party.

            (f) The provisions of this Article XI shall constitute the Parties' sole remedies for breach of representation, misrepresentation, negligent representation and all similar causes of action accruing on or after the Closing, other than actual fraud, arising in connection with this Agreement, any Ancillary Agreement, or any of the transactions contemplated hereby or thereby.

                                  ARTICLE XII

                           TERMINATION AND ABANDONMENT

            Section 12.01 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing:

            (a)   by mutual written agreement of Sellers and Buyer; or

            (b) by either Sellers or Buyer if the Closing shall not have occurred by May 31, 2004; provided that the terminating Party is not in material breach of its obligations hereunder;

            (c) by either Sellers or Buyer if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party which proceeding remains undismissed for a period of 30 days;

            (d) by either Sellers or Buyer if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable Order; or

            (e) by either Sellers or Buyer if the other Party has breached any material obligation hereunder that remains uncured for a period of 30 days after written notice and demand for cure thereof by the non-breaching Party.

            Section 12.02 Procedure Upon Termination. In the event of termination and abandonment under Section 12.01 hereof, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the Parties hereto, subject, however, to any applicable cure periods. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

            (a) Each Party, if requested in writing, will redeliver or destroy all documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;

            (b) All confidential information received by any Party hereto with respect to the business of any other party or its Affiliates shall be treated in accordance with that certain Confidentiality Agreement, dated as of December 26, 2003, by and between AAI and Mayne Group Limited (the "Confidentiality Agreement").

            (c) No Party hereto and none of their respective directors, officers, stockholders, Affiliates or controlling Persons shall have any further liability or obligation to any other Party to this Agreement except as stated in subparagraphs (a) and (b) of this Section, except that (i) nothing in this
Section 12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination including with respect to a Party's breach of this Agreement prior to the termination or abandonment of this Agreement and (ii) the provisions of
Article XII and Article XIII shall survive any termination of this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

            Section 13.01 Confidentiality. The Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect except that (i) as of the Closing, Buyer is released from its obligations thereunder (other than the obligations set forth in Sections 8, 9 and 13 thereof) to the extent that they pertain to the Product, the Business and the Purchased Assets, and (ii) all information pertaining to the Product, the Business and the Purchased Assets will be deemed to be Confidential Information of Buyer as of the Closing Date and Sellers shall have the obligations of confidentiality, non-disclosure and non-use set forth in the Confidentiality Agreement with respect thereto for the entire duration of the statute of limitations applicable to this Agreement; provided, however, that (x) the Purpose defined therein will be deemed to also include the exchange or observation of Confidential Information related to this

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Agreement and the consummation of the transactions described herein, (y) Buyer shall have the same rights and obligations under the Confidentiality Agreement as Mayne Group Limited, and (z) AAI Properties and aaiPharma LLC shall have the same rights and obligations under the Confidentiality Agreement as AAI. Prior to the Closing, Sellers and Buyers shall consult with each other and negotiate in good faith concerning any modifications of or amendments to this Section 13.01 reasonably necessary in view of the purposes of this Section 13.01 and the purposes of the Confidentiality Agreement.

            Section 13.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

                  If to Buyer to:

                                    Mayne Pharma (USA) Inc.
                                    650 From Road
                                    Mack-Cali Centre II
                                    Paramus, New Jersey 07652
                                    Attn: President
                                    Telephone: 201 225 5500
                                    Facsimile: 201 225 5515

                  With copies to:

                                    Mayne Pharma (USA) Inc.
                                    650 From Road
                                    Mack-Cali Centre II
                                    Paramus, New Jersey 07652
                                    Attn: Kent Matsumoto, General Counsel
                                    Telephone: 201 225 5500
                                    Facsimile: 201 225 5515

                  With copies to:

                                    Sullivan & Cromwell LLP
                                    125 Broad Street
                                    New York, New York 10004
                                    Attn: Matthew G. Hurd
                                          Sami Farhad
                                    Telephone: (212) 558-4000
                                    Facsimile: (212) 558-3588

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

                  If to Seller to:

                                    aaiPharma Inc.
                                    2320 Scientific Park Drive
                                    Wilmington, NC 28405
                                    Attn: Chief Executive Officer
                                    Telephone: (910) 254-7000
                                    Facsimile: (910) 815-2387

                  With copies to:

                                    aaiPharma Inc.
                                    2320 Scientific Park Drive
                                    Wilmington, NC 28405
                                    Attn: General Counsel
                                    Telephone: (910) 254-7000
                                    Facsimile: (910) 815-2387

            All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section.

            Section 13.03 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

            Section 13.04 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            Section 13.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.

            Section 13.06 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, other than the Indemnified Parties, who are intended Third Party beneficiaries of Article XI of this Agreement.

            Section 13.07 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto, and any attempt to do so, other than as permitted above, will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

            Section 13.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            Section 13.09 Severability. It is the intention of the Parties that if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

            Section 13.10 Specific Performance. The Parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the Parties would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the Parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties may be entitled at law or in equity.

            Section 13.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

            Section 13.12 Consent to Jurisdiction and Forum Selection. THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE INITIATED AND TRIED EXCLUSIVELY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE LOCAL AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE SHALL HAVE PERSONAL JURISDICTION AND VENUE OVER EACH OF THEM FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT. ANY FINAL JUDGMENT RECEIVED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

            Section 13.13 Expenses. Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

            Section 13.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            Section 13.15 Schedules, Exhibits and Other Agreements. The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement.

            Section 13.16 Seller and its Affiliates. Seller hereby acknowledges that any reference to Seller in this Agreement shall be to Seller and those of its Affiliates that own or possess the Purchased Assets. Seller also agrees that any reference to action to be taken by Seller under this Agreement shall, without further expression, include a covenant by Seller to cause those of its Affiliates that own or possess the Purchased Assets to take such action, as the case may be.

                  [Remainder of Page Intentionally Left Blank]

            IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

                                             "SELLERS"

                                             aaiPHARMA INC.

                                             By:/s/ Philip S. Tabbiner
                                                ---------------------------
                                                Name: Philip S. Tabbiner
                                                Title: President and CEO

                                             aaiPHARMA LLC

                                             By:/s/ Philip S. Tabbiner
                                                ---------------------------
                                                Name: Philip S. Tabbiner
                                                Title: President and CEO

                                             AAI PROPERTIES, INC.

                                             By:/s/ Gregory S. Bentley
                                                ---------------------------
                                                Name: Gregory S. Bentley
                                                Title: Vice President

                                             "BUYER"

                                             MAYNE PHARMA (USA) INC.

                                             By:/s/ Stuart Hinchen
                                                ---------------------------
                                                Name: Stuart Hinchen
                                                Title: President

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